================================================================================

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2000

                                                 REGISTRATION NO. 333 -_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------

                           THE TRANSLATION GROUP, LTD.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                                  7389                                 22-3382869
            --------                                  ----                                 ----------
(State or Other Jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
 Incorporation or Organization)           Classification Code Number)


                           The Translation Group, Ltd.
                              30 Washington Avenue
                          Haddonfield, New Jersey 08033
                                 (856) 795-8669
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and principal place of business)

                               Mr. Randy G. Morris
                      President and Chief Executive Officer
                           The Translation Group, Ltd.
                              30 Washington Avenue
                          Haddonfield, New Jersey 08033
                              phone: (856) 795-8669
                            facsimile: (856) 795-8737
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                            Joseph P. Galda, Esquire
                   Buchanan Ingersoll Professional Corporation
                         Eleven Penn Center, 14th Floor
                               1835 Market Street
                             Philadelphia, PA 19103
                              phone: (215) 665-3879
                            facsimile: (215) 665-8760
                       ----------------------------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE
             FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

================================================================================

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed                 Proposed
Title of Each Class                 Amount to be    Maximum Offering        Maximum Aggregate        Amount of
of Securities to be Registered     Registered (1)  Price Per Share (2)      Offering Price(2)    Registration Fee (2)
------------------------------     --------------         ---------         -----------------    --------------------
common stock,
$.001 par value per share           2,313,768 (3)           $1.1719            $2,711,504.70          $716.00



(1) Represents shares of common stock which may be offered by certain selling security holders.
(2) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the bid and asked prices per share of the common stock as reported on the OTC Electronic Bulletin Board on November 28, 2000.
(3) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED DECEMBER 4, 2000



PRELIMINARY PROSPECTUS



                           THE TRANSLATION GROUP, LTD.
                        2,313,768 shares of common stock



         The selling security holders identified on pages 47 and 48 of this prospectus may offer and sell, from time to time, up to 2,313,768 shares of our common stock. These outstanding shares and the warrants exercisable for these shares were issued by us in private placement transactions. The selling security holders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders although we may receive the exercise price of warrants which are exercisable for common stock offered by this prospectus. We have not received any commitments for the exercise of warrants.

         Our common stock is traded on the OTC Electonic Bulletin Board under the symbol "THEO." The last reported sale price of our common stock on December 1, 2000 on the OTC Electonic Bulletin Board was $1.00 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is __________, 2000

                                TABLE OF CONTENTS

                                                                            Page


PROSPECTUS SUMMARY.............................................................2

THE OFFERING...................................................................4

USE OF PROCEEDS...............................................................10

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................11

CAPITALIZATION................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................14

DESCRIPTION OF BUSINESS.......................................................21

MANAGEMENT....................................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................44

DESCRIPTION OF SECURITIES.....................................................45

SELLING SECURITY HOLDERS......................................................46

PLAN OF DISTRIBUTION..........................................................49

LEGAL MATTERS.................................................................50

EXPERTS.......................................................................50

WHERE YOU CAN GET MORE INFORMATION............................................50

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....................................I

FINANCIAL STATEMENTS.........................................................F-1


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future. This preliminary prospectus is subject to completion prior to this offering.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN THE INFORMATION THAT IS IMPORTANT TO YOU. TO
UNDERSTAND OUR BUSINESS, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1.

OUR BUSINESS

         We translate and localize documents, software and Web site content written in one language into other languages. Localization is the art of converting text from one language to another while giving careful consideration to the customs of the local area.

         On May 28, 1999, we acquired Planet Access Networks, Inc., a Web site developer capable of designing today's most complicated e-commerce Web sites. As a result of this acquisition, we have begun transitioning ourselves from being strictly a provider of translation and localization services to becoming a multilingual Web-based communications company. We believe that the key to this transition will be the successful integration of our language support technologies with our Web development capabilities. Our goal is to be able to deliver multilingual Web technologies and services to owners of complex and dynamically updated Web sites.

         While developing our multilingual Web technologies, we will continue to supply our traditional translation services to the software, telecommunications and other technical publication industries. Our customers for these services include, among others:

              Microsoft(R)                          SAP
              Oracle                                INSO
              Minitab                               Hewlett-Packard
              Automatic Data Processing             Project Software &
                                                    Development

         We are also developing unique computer-based language translation systems and language tools. Our efforts in this area are aided by strategic technology relationships with Gedanken, Inc. and ESTeam AB. These new systems are specifically designed to substantially equal the ability of human translators, while providing speed and cost advantages over human translation. We believe these new systems are unique because of their high accuracy rate. We expect to begin commercializing the first of these systems in the fourth quarter of the current fiscal year.

INDUSTRY AND MARKET INFORMATION

         Due to the increasing demand for Internet content, the commercialization of our multilingual Web technologies and services is our highest priority. Within the Internet market segment, business-to-business clients and financial market content providers are looking for multilingual content solutions for delivery, development, management and translation services.

         Information and products are now instantly available on a global basis because of the Internet. It is now easier than ever to distribute software and other products throughout the world. We believe that this Internet-driven global marketplace creates the need for companies to have their products, product information and Web site content translated into local languages.

         We believe that there is a strong market for our translation and localization services. According to published industry information, it is estimated that actual translations account for only 10% of all potentially translatable material. According to Allied Business Intelligence, 1999, the market for these services was approximately $7.6 billion in 1999 and is expected to grow to $9.3 billion by 2004. We believe that the demand for new, rapid, low-cost solutions will increase significantly as this market expands with the Internet.

         Our marketing efforts will target specific vertical markets. Initially, we will target financial, information technology and telecommunications industries. We believe we can provide unique and highly effective solutions to these markets, and have begun to assemble a marketing team and approach to launch these new services.

OUR MISSION

         Our mission is to become the leading global supplier of multilingual products and solutions. We have two primary objectives:

       o      Complete integration of our existing services; and

       o Expanding the globalization capabilities of our targeted market segments

         Since our inception, we believe that we have taken significant strides towards meeting those objectives, including, among other things:

       o      Acquiring  two  translation   companies,   Bureau  of  Translation
              Services, Inc. and Word House;

       o Acquiring a Web site development company, Planet Access Networks, Inc.;

       o      Licensing,   exclusively,  two  unique  and  advanced  translation
              systems from Gedanken Corporation and ESTeam AB; and

       o Creating new products, services and combination product/service offerings that we believe will be effective and profitable.

         Of course, we may not be successful in achieving our objectives.

ABOUT OUR COMPANY

         Our executive offices are currently located at 30 Washington Avenue, Haddonfield, New Jersey 08033, and our telephone number is (856) 795-8669. We were incorporated in Delaware on July 6, 1995.


                                  THE OFFERING

Common stock offered by the selling
security holders:                        2,313,768 Shares

Common stock currently outstanding:      4,659,265 Shares(1)

Common stock to be outstanding after
the offering:                            5,639,265 Shares(1)(2)

Use of proceeds:                         We will not receive any of the proceeds
                                         from the sale of shares by the  selling
                                         security   holders,   although  we  may
                                         receive the exercise  price of warrants
                                         which are  exercisable for common stock
                                         offered by this prospectus. We have not
                                         received   any   commitments   for  the
                                         exercise of warrants. Any proceeds from
                                         the  exercise of warrants  will be used
                                         for general working capital purposes.

Trading symbol (OTC Electronic
Bulletin Board):                         "THEO"
--------------------------

(1)      The number of outstanding shares does not include:
         2,918,810 shares issuable upon exercise of outstanding warrants to purchase our common stock;
         250,000 shares issuable upon conversion of certain outstanding shares of preferred stock into shares of our common stock; and 2,457,000 shares issuable upon the exercise of outstanding options to purchase shares of our common stock.
(2) Includes 980,000 shares being offered hereunder which are issuable upon the exercise of outstanding warrants and options.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary financial data. This table does not present all of our financial information. You should read this information together with our financial statements and the notes to those statements included in this prospectus.

                            YEAR ENDED MARCH 31                                      SIX MONTHS ENDED
                                                                                        SEPTEMBER 30
                      (in thousands, except per share data)

                                             2000                 1999                 2000                 1999
Revenues                                   $13,347              $ 5,987              $ 3,616              $ 5,873
Gross profits                                4,632                1,155                   45                1,881
Loss before income taxes                      (20)              (2,545)              (2,617)                (249)
Net income (loss)                            (188)              (2,149)              (2,528)                (340)
Basic and diluted loss per share            (0.06)               (0.94)               (0.55)               (0.13)
(1)
Basic and Diluted Weighted average           2,966                2,278                4,557                2,649
number of shares outstanding


         CONSOLIDATED BALANCE SHEET DATA:
                                                        AS OF SEPTEMBER 30, 2000

                                                           (In Thousands)

        Working capital                                              921
        Total assets                                              12,026
        Total liabilities                                          1,782
        Redeemable preferred stock                                   460
        Stockholders equity                                        9,785

--------------------
(1) Basic income (loss) per common share is based upon the weighted average number of common shares outstanding for each period presented. Diluted income
(loss) per common share is based upon the weighted average number of common shares plus the dilutive effect of the existing convertible securities outstanding for each period presented. Convertible securities have not been included as their effect would be anti-dilutive.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN ADDITION, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

OUR FUTURE PROFITABILITY AND THE VALUE OF YOUR INVESTMENT WILL DEPEND UPON THE SUCCESS OF OUR GROWTH STRATEGY

         We have reflected only modest net income from operations during fiscal 1997, and net losses during fiscal 1998, 1999 and 2000. As a result, the successful implementation of our business strategy will likely determine:

                  Our future profitability

                  Our ability to effectively compete in the translation and localization industry; and

                  The ultimate value of your investment

         Our   business   plan  relies   primarily   on  the   development   and
implementation of computer-aided translation and localization products and the integration of our existing translation and Web development services.

BECAUSE WE HAVE NOT BEEN ABLE TO FUND OUR BUSINESS OPERATIONS FROM REVENUES IN THE PAST TWO YEARS, WE MAY NEED ADDITIONAL FUNDING TO FINANCE OPERATIONS.

             We have had insufficient revenues in the past to fund operations, and we may need to raise additional funds to finance future operations. At March 31, 2000 we had cash reserves of $1,070,080 and at September 30, 2000 our cash reserves were $884,088. However, if our available cash and existing sources of revenue are insufficient and we need additional financing, we may not be able to secure the funding. If we do secure the funding, it may be on terms that are not acceptable.

WE HAVE COMMITTED A SIGNIFICANT PORTION OF OUR WORKING CAPITAL TO RESEARCH AND DEVELOPMENT, AND THE FAILURE TO COMMERCIALIZE OUR COMPUTER AIDED TRANSLATION AND LOCALIZATION PRODUCTS AND SERVICES WILL HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL CONDITION

         Over the past two years we have invested approximately $2 million on the development of the Gedanken system and ESTeam's BTR system. We anticipate providing additional funding during fiscal 2001 and beyond to complete production models and commence commercialization of the systems. Our inability to commercialize either one or both of these projects may well affect our competitive position in the industry and impact our profitability.

FAILURE TO SUCCESSFULLY INTEGRATE PLANET ACCESS INTO OUR EXISTING OPERATIONS WILL MAKE IT UNLIKELY THAT WE CAN SUCCESSFULLY IMPLEMENT OUR STRATEGIC PLAN

         Our business strategy depends on our ability to use the services provided by Planet Access to transport text in digital form into the translation system software and then subsequently transport the translated text back to the client. Failure to integrate our language support technologies with Planet Access' Web technologies may have a material adverse effect upon our business.

IF WE EXPERIENCE RAPID GROWTH AND DO NOT MANAGE IT EFFECTIVELY OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

         If our technologies and products achieve wide acceptance we may experience growth. We may have to hire more employees including additional management, improve our financial control systems, and expand and manage our technical, sales and support service operations. We would need increased revenues and/or additional funding to operate these increased activities. If we do not manage our growth effectively our business and financial results will suffer.

A LIMITED MARKET FOR OUR COMMON STOCK INCREASES THE POSSIBLE VOLATILITY OF OUR STOCK PRICE AND THE VALUE OF ANY INVESTMENT IN OUR EQUITY MAY BE REDUCED

         The public trading market for shares of our common stock is limited on the OTC Electronic Bulletin Board. There can be no assurances that a regular trading market for our common stock will be sustained. By its very nature, trading on the OTC Electronic Bulletin Board provides only limited market liquidity. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small-cap companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock.

IF WE USE OUR COMMON STOCK TO CARRY OUT ADDITIONAL ACQUISITIONS OR ISSUE MORE OF OUR COMMON STOCK IN A PUBLIC OR PRIVATE OFFERING, ADDITIONAL DILUTION TO YOUR INVESTMENT WILL OCCUR

         We may grow our business through acquisitions. We could accomplish this through the issuance of additional shares of our common stock. This would have the effect of increasing the number of shares of common stock outstanding. In addition, in order to accomplish our business strategy on a longer-term basis, we are likely to require additional financing, which may entail the issuance of additional shares of common stock, preferred stock or common stock equivalents, which would have the further effect of increasing the number of shares outstanding. This may be done in order to, among other things:

          o         Facilitate a business combination

          o         Acquire assets or stock of another business

          o         Compensate employees or consultants; and

          o For other valid business reasons in the discretion of our Board of Directors.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS, WHICH COULD RESULT IN LOSS OF MARKET SHARE OR REDUCED MARGINS

         We face intense competition from multinational, regional and local companies in every market in which we operate. The principal competitive factors within the translation and localization industry include:

          o         Price;

          o         Technological capability;

          o         Accuracy;

          o         Extent of geographic coverage; and

          o         Ability to deliver services in a timely manner.

         Many  of  our  competitors  have  well   established   reputations  and
significantly greater financial, marketing, personnel and other resources than we do. Our principal competitors are:

        Berlitz                                          Lernout & Hauspie, N.V.
        Bowne Translation Division                       Logos
        Alpnet                                           Systran
        Lionbridge                                       LMI

         Some  of  these  competitors  are  multinational,   highly-visible  and
well-regarded enterprises. There can be no assurance that we will be able to compete effectively against these or any other competitors.

SENIOR MANAGEMENT BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND THEREFORE HAS SIGNIFICANT INFLUENCE OVER THE ELECTION OF DIRECTORS

         Our officers, directors and principal stockholders own approximately 52.3% of our common stock on a fully diluted basis. Consequently, upon exercise of their vested options and warrants and by virtue of Delaware law, these stockholders could be in a position to influence the election of all of our directors and possibly control the outcome of other corporate matters without the approval of our other stockholders. In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes in our control by discouraging open market purchases of our stock or a non-negotiated tender or exchange offer for our stock, which may be disadvantageous to our stockholders who may otherwise desire to participate in such a transaction and receive a premium for their shares.

THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS STRATEGY IS DEPENDENT UPON MANAGEMENT PERSONNEL AND EXECUTIVE OFFICERS

         Our operations are dependent upon the continued services of senior management and upon our ability to hire and retain qualified management and technical personnel. The loss of services of any of those executive officers or other management or personnel, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

A SIGNIFICANT PORTION OF OUR REVENUES ARE DERIVED FROM OUR INTERNATIONAL OPERATIONS, AND A DOWNTURN IN INTERNATIONAL COMMERCE COULD SEVERELY IMPACT OUR RESULTS OF OPERATIONS

         A significant  portion of our business is conducted  outside the United
States. International trade is influenced by many factors, including economic and political conditions, employment issues, currency fluctuations and laws relating to tariffs, trade restrictions, foreign investments and taxation. As a result, our operations are subject to various risks such as:

          o         Loss of revenue due to the instability of foreign economies;

          o         Currency fluctuations and devaluations;

          o         Adverse tax policies; and

          o Governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights.

         We are subject to taxation in a number of jurisdictions, and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Moreover, many of the countries where we operate and plan to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors. A reduction in the level of international trade, material restrictions on trade or a downturn in the economies of countries in which we currently operate could have a material adverse effect on our results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us as described in "Risk Factors" and elsewhere in this prospectus.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in shares of our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling security holders, although we may receive the exercise price of warrants which are exercisable for common stock offered by this prospectus. We have not received any commitments for the exercise of warrants. Any proceeds from the exercise of warrants will be used for general working capital purposes.

                         MARKET FOR OUR COMMON STOCK AND
                           RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         We completed our initial public offering on December 6, 1996. Since that date our common stock has been reported on the OTC Electronic Bulletin Board under the symbol THEO. The following table sets forth the range of the high and low bid prices for the common stock as reported by the National Quotation Bureau for the periods indicated and represents prices between broker-dealers, which do not include retail mark-ups and mark-downs, or any commission to the broker-dealer. The bid prices do not reflect prices of actual transactions.

          1998                                           HIGH            LOW

          Quarter ended March 31, 1998                 $ 4.75           $ 3.75
          Quarter ended June 30, 1998                    6.50             4.00
          Quarter ended September 30, 1998               7.5625           5.25
          Quarter ended December 31, 1998                6.25             4.50

          1999

          Quarter ended March 31, 1999                   5.00             3.00
          Quarter ended June 30, 1999                    6.125            3.00
          Quarter ended September 30, 1999               3.75             2.00
          Quarter ended December 31, 1999                5.3125           1.5625

          2000

          Quarter ended March 31, 2000                  10.50             3.25
          Quarter ended June 30, 2000                    6.875            3.00
          Quarter ended September 30, 2000               5.5625           2.875

   On December 1, 2000 the last sale price for our common stock was $1.00.

HOLDERS

         As of November 27, 2000, we had approximately 90 stockholders of record, although based on past requests of broker/dealers and securities depositaries for proxy materials and annual reports we believe that there are additional beneficial owners of our common stock who own their shares in "street name."

DIVIDENDS

         We have not paid any cash dividends to date, and we have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the board of directors and to certain limitations imposed under the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

SHARES ELIGIBLE FOR PUBLIC SALE AND REGISTRATION RIGHTS

         Future sales of substantial amounts of our common stock, including our common stock issued upon exercise of outstanding options and warrants and conversion of outstanding shares of preferred stock, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

         As of November 27, 2000, there were 4,659,265 shares of our common stock issued and outstanding. Approximately 2,709,159 of the shares are subject to restrictions upon resale as "restricted shares" as defined in Rule 144 under the Securities Act of 1933. Approximately 1,950,106 of the shares are free trading.

         The public resale of our "restricted shares" is governed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed 1% of the then outstanding shares of our common stock. If our common stock is subsequently included for trading in an automated inter-dealer quotation system or listed on a national securities exchange, then the volume limitation will become the greater of:

          o         1% of the then outstanding shares of our common stock; or

          o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange commission.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         Based  upon  the  respective  dates  of  issuance,   1,193,837  of  our
"restricted shares" are presently eligible for resale under Rule 144. The remainder of our "restricted shares" will all become eligible for resale under Rule 144 at various times throughout 2001.

         In addition to the outstanding shares of our common stock described above, as of the date of this prospectus, we have 2,457,000 shares of common stock reserved for issuance upon the exercise of outstanding options, 2,918,810 shares of common stock reserved for issuance upon the exercise of common stock purchase warrants and 250,000 shares of common stock reserved for issuance upon conversion of outstanding shares of preferred stock. Of these shares, 1,826,810 shares are reserved for issuance upon the exercise of common stock purchase warrants and are eligible for public trading and 3,799,000 securities and the shares of common stock underlying those securities are restricted securities. The transfer of the restricted securities is subject to the requirements of Rule 144, as discussed above.

         As we discussed under the Risk Factors section of this prospectus, future sales of restricted common stock under Rule 144 or otherwise, or of the shares that are covered by this prospectus, may create downward pressure on the trading price of our common stock. This pressure could, in turn, negatively effect the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders, or the effect, if any that sales of shares by such stockholders could have on the market price of our common stock prevailing from-to-time.

         We have agreed to register the public resale of 2,313,768 of the shares identified above; 2,313,768 of which are being registered for public resale hereunder.

SHARES ISSUABLE UPON EXERCISE OR CONVERSION OF OUTSTANDING OPTIONS AND WARRANTS

         We have issued options to purchase an aggregate of 2,457,000 shares of common stock of which 403,750 are currently exercisable. The remaining options vest over a four (4) year period. We have also issued warrants to purchase an aggregate of 1,092,000 shares of common stock all of which are currently exercisable. In connection with our initial public offering, we sold warrants to purchase shares of common stock, of which warrants to purchase 1,826,810 shares of common stock remain outstanding. These warrants will expire on December 31, 2000.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto beginning on page F-1.

                                                                         ACTUAL
                                                                         ------

         Convertible Preferred Stock                                   $459,747
                                                                       --------
         Common stock                                                     4,744
         Additional paid in capital                                  14,058,581
         Accumulated deficit                                        (4,223,825)
         Common stock in treasury                                      (68,032)
         Accumulated and other comprehensive income                      13,425
                                                                         ------
         Total stockholders' equity (deficiency)                      9,784,893
                                                                      ---------
         Total capitalization                                       $10,244,640
                                                                    ===========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN ANOTHER PART OF THIS PROSPECTUS AND WHICH ARE DEEMED TO BE INCORPORATED IN THIS SECTION. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THOSE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO, THOSE SET FORTH UNDER AND INCLUDED IN OTHER PORTIONS OF THIS PROSPECTUS.

OVERVIEW

         We translate and localize technical documents, software and Web site content written in one language into other languages. We also offer Web site design, development and hosting services through our subsidiary, Planet Access Networks, Inc, which we acquired in April 1999.

         By  integrating  our  sophisticated  Web site  expertise  and  language technology, we believe that we will emerge as a leading supplier of global communications products and services. The initial products and services resulting from our integration program include:

     o         Designing Web sites for rapid,  cost effective  translation; and

     o Offering rapid, cost effective translation through proprietary extranets for the software, information technology and financial markets.

         We have ongoing development programs directed toward the completion of computer-based automated translation systems. We believe these new powerful information tools will provide the basis for the creation of unique translation products for special niche markets. We have established strategic licensing relationships with Gedanken Corporation and ESTeam AB. Through these strategic alliances we are developing specialized automated translation products for the financial information technology and telecommunication fields.

RESULTS OF OPERATIONS

         The following table sets forth the percentage of revenue represented by certain items

YEARS ENDED MARCH 31, 2000, 1999 & 1998


OPERATIONS                         2000*       %       1999**        %       CHANGE       1998        %       CHANGE
Sales.........................   $13,347     100.0    $ 5,987       100.0   $ 7,360      $ 6,421     100.0      ($434)
Operating Costs &
EXPENSES
Cost of Sales.................     8,715      65.3      4,833        80.7     3,882        4,189      65.3        644
Selling & Admin...............     2,724      20.4      1,865        31.2       859        1,309      20.3        556
Research & Develop............                            147         2.4      (147)         244       3.8      (  97)
Special & Other...............                            979        16.4      (979)                   --         979
Corporate Admin...............     1,244       9.3        736        12.3       508          774      12.0       ( 38)
Amort. of excess..............       340       2.6         97         1.6       243           73       1.1         24
                                 --------  ---------  ---------  ----------  ---------  --------- ---------  ---------

Total.........................    13,023      97.6      8,657       144.6     4,366        6,589     102.5      2,068

Operating profit (loss)
before other income...........       324       2.4     (2,670)      (44.6)    2,994         (168)     (2.5)    (2,502)
Other income (expense), net...
                                    (344)     (2.6)       125         2.1      (469)         178       2.7       ( 53)
                                --------- ---------  ---------  ----------  ---------  ---------  ---------  ---------

(Loss) income before taxes....
                                     (20)      (.2)    (2,545)      (42.5)    2,525           10        .2     (2,555)

Income taxes (benefit)........       168       1.2       (396)        6.6       564           24        .4        420
                                --------  ---------  ---------  ----------  ---------  ---------  ---------  ---------
Net Income (Loss).............    $ (188)     (1.4)   $(2,149)      (35.9)   $1,961     $    (14)      (.2)   $(2,135)
                                ========= =========  =========  ==========  =========  ========== =========  =========

Average shares outstanding....
                                   2,966                2,278                              2,124
Primary earnings (loss)
per share.....................
                                    (.06)            $   (.94)                          $   (.01)


* Includes sales and costs of acquired subsidiary for the eleven months ended March 31, 1999

** Includes sales and costs of acquired subsidiary for the nine months ended March 1, 1998

 Reflects reclassifications for consistency of comparisons.

                                            3/31/00        3/31/99
FINANCIAL CONDITION                               (IN 000'S)             CHANGE

Cash and short term investments..........      1,700     $  1,896          (196)
Other current assets.....................      3,072        1,697         1,375
                                          ------------ ------------- -----------
Total Current Assets.....................      4,772        3,593         1,179
Total Current Liabilities................      1,672        1,452           220
                                          ------------ ------------- -----------
Working Capital..........................      3,100        2,141           959
                                          ------------ ------------- -----------
Current Ratio............................      2.9:1        2.5:1
Total Assets.............................     11,933        6,161         5,772
Total Liabilities........................      1,672        1,639            33
Redeemable Preferred Stock...............        494            -           494
                                          ------------ ------------- -----------
Stockholders' equity.....................      9,767        4,522         5,245
                                          ------------ ------------- -----------
Book value per share.....................
                                             $  3.29     $   2.00     $    1.29
                                          ============ ============= ===========

YEARS ENDED MARCH 31, 2000 (THE "CURRENT YEAR") COMPARED TO MARCH 31, 1999 (THE "COMPARABLE YEAR")

GENERAL

         During the Current Year, we purchased all of the outstanding shares of Planet Access Networks, Inc., a New-Jersey based web-site design and hosting company. We also continued development of computer-based translation tools licensed from Gedanken and ESTeam AB, although launch of services based on these tools is not anticipated until later in fiscal year 2001. During the Current Year, we continued the historic operations of the Bureau of Translation Services and the WordHouse group of companies.

SALES

         During the Current Year, consolidated sales increased by $7,360,000 from the Comparable Year to $13,347,000, an increase of 123%. Of this increase, the acquisition of Planet Access accounted for $9,006,000, or 67% of total sales. Sales at the Bureau of Translation Services and WordHouse were lower than during the Comparable Year. The Bureau of Translation Services and WordHouse continue to be affected by intense competition in the market for translation and localization services. As a result, we are repositioning ourself as a technology company that will use the tools licensed from Gedanken and ESTeam to offer quicker services at lower cost and greater margins.

         During the Current Year, brandwise LLC accounted for 74% of Planet Access' revenues. During the fourth quarter of the Current Year, brandwise encountered financial difficulties and reduced operations. As a result, Planet Access and brandwise terminated their relationship. Furthermore, during the fiscal year ending March 31, 2001, Planet Access will not have brandwise as a client. Accordingly, it can be expected that unless and until Planet Access can replace the revenues generated by brandwise, Planet Access' revenues will decline.

COST OF SALES AND GROSS MARGIN

         During the Current Year, cost of sales increased by 80% over the Comparable Year to $8,715,000.00, principally as a result of higher sales. As a percentage of sales, cost of sales decreased from 80.6% to 65.3%. This decrease is attributable to the inclusion of Planet Access, with its higher gross margins when compared to the Bureau of Translation Services and WordHouse. Due to the competitive pressures in the translation and localization market, the Bureau of Translation Services and WordHouse continue to suffer from low margins. Management believes that the commercialization of products based on the Gedanken and ESTeam technologies will allow the Company to offer satisfactory margins notwithstanding competitive pressures in the industry.

GENERAL AND ADMINISTRATIVE

         Our general and administrative expenses increased from the Comparable Year by $859,000 or 46% to $2,724,000 in the Current Year, principally as the result of the acquisition of Planet Access and increased administrative salaries associated with the expected launch of translation services based on the technologies licensed from Gedanken and ESTeam. As a percentage of sales, general administrative expenses decreased from 31.1% to 20.4%.

NET INCOME

         Net loss decreased from the Comparable Year by $1,961,000 to $188,000, or 91% in the Current Year, principally as a result of the acquisition of Planet Access, which added approximately $9,006,000 to revenues, $1,602,000 to operating profit and $1,541,000 to net income. The reduction in net loss is also attributable to the fact that Planet Access had higher gross margins when compared to the Bureau of Translation Services and WordHouse. Additionally, losses at WordHouse were 25% lower than the Comparable Year due to increased sales in the first and fourth quarters of the Current Year, resulting in break-even in the third quarter and a profit in the fourth quarter.

         We increased the number of outstanding shares from 2,270,000 shares in the Comparable Year to 3,788,000 shares in the Current Year. The increased number of outstanding shares along with a decrease in net loss caused net loss per share to decrease from $.94 per share in the Comparable Year to $.06 per share in the Current Year.


YEARS ENDED MARCH 31, 1999 AND MARCH 31, 1998

GENERAL

         We lost $2,149,000 for the year ended March 31, 1999 in comparison to a loss of $14,000 for the prior fiscal year. The primary reasons for the increased loss were:

     o         6.7%  decrease in sales from  $6,421,000 in 1998 to $5,987,000 in
               1999

     o 15.3% increase of cost of sales from $4,189,000 to $4,832,000 during the same period

     o Expenses for special projects and other costs not directly related to the current production-sales cycle of $979,000

     o Increase in selling and administration of $556,000, which was only partially offset by other decreases of $55,000 and an income tax recovery change of $402,000

GROSS MARGIN

         The reduction in gross margin of $1,075,000 was the result of a decrease in sales of $434,000 and an increase of cost of sales of $644,000. The increased costs were primarily the result of our capacity expansion. We moved to larger quarters and increased our engineering, production and support personnel. During fiscal 1999, our results from operations were negatively affected by the economic downturn in Asia. At the same time, we were in the beginning of a transition from a translation service bureau utilizing tools and memory translation to a more technologically-based products enterprise, developing our own computer translation system. The special projects and other costs included:

o    New product development and strategic alliance discussions:        $261,000

o    Settlement of salary contracts of president of subsidiary:         $316,000

o    Loss in establishing and closing of Canadian operations:           $122,000

o    Amortization of value of options relating to service and           $180,000
     agreement:

o    Overlaps in the settlement of certain professional fees:           $100,000
     consulting                                                         --------

Total:                                                                  $979,000
                                                                        ========

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A expenses increased by $556,000, from 20.3% to 31.1% of sales. A significant portion of this increase was due to:

o    Increased costs of sales personnel                                  $85,000

o    Marketing campaign                                                 $170,000

o    Accounting system charges and increased accounting                 $ 80,000
     personnel

o    Salary increase to senior management of subsidiaries               $ 70,000

o    Severance costs                                                    $ 90,000
                                                                        --------
Total:                                                                  $495,000
                                                                        ========

         We believe that most of the causes of this loss have been eliminated or their effects reduced. We taken the following steps to mitigate further losses and to return to profitability:

o International operations in Europe and Canada lost approximately $500,000 in the most recent fiscal year. The Canadian entity was closed in March, 1999.

o Personnel costs have been reduced. Such changes will reduce costs by approximately $350,000.

o The general advertising campaign has been terminated and marketing costs reduced by approximately $200,000.

o We have achieved "technological feasibility" relative to our research and development efforts to design a computer translation system. We have also acquired a license that gives us exclusive rights to computer based translations for certain of our products.

o We acquired a Web site and internet management services company which is expected to increase our earnings.

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

REVENUES

         Revenues for the quarter ended September 30, 2000 (the "Current Quarter") decreased $2,358,000, to $1,639,000 from $3,997,000 for the quarter ended September 30, 1999 (the "Comparable Quarter"). Revenue for the six months ended September 30, 2000 (the "Current Period") decreased $2,257,000, to $3,616,000 from $5,873,000 for the six months ended September 30, 1999 (the "Comparable Period"). Much of the decrease in sales is related to our decision to terminate its contract with brandwise. To address these issues, we have hired additional sales personnel for all elements of our business. However, due to the competitive conditions markets, increased quotes do not necessarily result in immediate increases in sales.

GROSS PROFIT

         Gross profit decreased $1,380,000 in the Current Quarter, from $1,302,000, or 32% of sales, in the Comparable Quarter. Gross profit decreased $1,836,000 in the Current Period, from $1,881,000, or 30% of sales, in the Comparable Period. The decrease in gross profit was due to the changes at Planet Access and management's decision to turn away the brandwise business while maintaining the current capacity. Gross margin should increase as Planet Access increases sales as a result of increased marketing efforts. In the longer term, we are also seeking to improve gross profits by investing in better automated translation systems, which should reduce costs, and by developing specialized automated translation products for the financial information technology and telecommunication fields, which should provide greater gross revenues.

SELLING, GENERAL AND ADMINISTRATION

         SG&A expenses increased by 27% to $830,000 during the Current Quarter, from $655,000 in the Comparable Quarter. SG&A expenses increased for the Current Period by 31% to $1,621,000 as compared to $1,233,000 in the Comparable Period. This increase in SG&A expenses reflects increased marketing expenditures and increased sales and corporate staff. Management made a conscious decision to increase these expenditures while maintaining existing production capacity in order to build technology and increase capacity in the later fiscal quarters.

NET INCOME (LOSS)

         The Company had a net loss of $1,407,119 during the Current Quarter as compared to net income of $127,956 for the Comparable Quarter. The Company incurred a net loss of $2,528,391 during the Current Period, as compared to a net loss of $340,270 during the Comparable Period. The loss was due to the launch of the new brand and trade name as well as the changes at Planet Access, specifically the decision to turn away the brandwise.com business and the development of enhanced technology and integration efforts.

LIQUIDITY AND CAPITAL RESOURCES

         We funded our operations with the proceeds of our initial public offering in 1995, cash flow from operations, and subsequent equity financing. The acquisitions of the Word House Group and Planet Access were largely financed by the issuance of our common stock as the major component of the consideration.

         As of March 31, 2000, we had a cash balance of $1,700,000 down from $1,896,000 at March 31, 1999. Also, as of March 31, 2000, we had working capital of $3,100,000, up from $2,141,000 at March 31, 1999.

         The increase in working capital was as a result of cash raised through several private placements of securities during the Current Year. During the Current Year, we completed a common stock and warrant offering through Pennsylvania Merchant Group, which raised $1.0 million. In addition we completed a $1.0 million offering of Series A Convertible Preferred Stock. Finally, during the Current Year we received $1,478,112 in proceeds from the exercise of outstanding common stock purchase warrants. These proceeds were used to pay the deferred purchase price associated with the acquisition of Planet Access.

         Subsequent to year-end, we raised additional proceeds $2,500,000 in a private placement of common stock with a venture capital fund.

         During the Current Period, $1,952,254 was used in operations. We invested $1,550,246 in property, equipment and software. This consisted of approximately $600,000 for the Gedanken and ESTeam projects and approximately $800,000 related to the multi-lingual web site project.

         The change in our strategic direction towards accelerated development of advanced automated translation systems and facilitation of a web-based strategy has substantially increased the Company's working capital requirements. Because of the current operating loses, together with currently available resources, cash flow will be insufficient to meet these obligations, however we are exploring a range of financing options, including the public or private issuance of debt or equity securities. In addition, we are seeking strategic partners for one or more of our businesses. Although we are actively pursing each of these alternatives, and believe that we will be able to obtain the required financing, there can be no assurance that it will be successful in completing the financing required by our business plan on commercially acceptable terms, if at all. If we are unable to obtain financing for our business plan, we would be required to reduce the number of projects in development and/or sell or discontinue existing operations.

                             DESCRIPTION OF BUSINESS


OUR DEVELOPMENT

     These are the key moments in our development:

     o    We were incorporated in Delaware on July 6, 1995.

     o On January 17, 1996, we acquired Bureau of Translation Services, Inc. The Bureau of Translation Services is one of our wholly-owned subsidiaries.

     o On June 30, 1997, we acquired the companies that comprise the Word House group. Word House has been in operation since 1984, and has offices in The Netherlands, France and China. Word House is one of our wholly-owned subsidiaries.

     o On May 28, 1999, we acquired Planet Access Networks, Inc., a Web site development and management company. Plant Access is one of our wholly-owned subsidiaries.

OUR BUSINESS

         Our business is translating conventional documents, software and Web site content written in one language into other languages. Localization is the art of converting text from one language to another giving careful consideration to the customs of the local area.

         As a result of our acquisition of Planet Access, we are transitioning from strictly being a translation and localization service provider to becoming a multilingual Web-based communications company. We believe that by integrating our language support services with Planet Access' Web development capabilities, we will be able to meet the demands of businesses wishing to expand globally or become multilingual.

         We recently launched research programs directed toward the development of computer-based automated translation systems. We believe that these new powerful information tools will provide the basis for our change from being a translation and localization service provider that relies on human resources and industry-available technology and software tools, to a company with its own uniquely developed translation and localization technologies. We believe that this transition from a labor-intensive process to a technology-driven process is essential in today's market. To facilitate this change, we have begun developing our own software systems through strategic technology relationships with Gedanken Corporation and ESTeam AB. We believe that these alliances will help us produce specialized automated translation products for the financial, medical/pharmaceutical, environmental, information technology and telecommunication fields. We expect to commercialize our first ESTeam system application by March, 2000, and we expect to complete the development of our first Gedanken system application by June 30, 2001.

         During the quarter ended June 30, 2000, we launched a new brand and trade name, InSage. InSage incorporates aspects of all three operating divisions (Planet Access Networks, Bureau of Translation Services, Inc. and Word House).


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

InSage will focus on developing an Internet-based, multi-lingual solutions for new and existing customers.

OUR PRODUCTS AND SERVICES

TRANSLATION AND LOCALIZATION

         We offer our clients a comprehensive solutions-based menu of value-added products and services, from development to localization to in-country service and support. We specialize in managing and producing high volume, technical translations and localization for our clients. All of our products and services can be customized to the client's specific requirements. Our primary translation products and services include:

         o  Multilingual localization and translation services that include:

o    All levels of product management;
o    Terminology development;
o    Re-use of previously translated materials using latest technology tools;
o    Translation and technical editing of text;
o    Software engineering, including resizing and compiling;
o    On-line help compiling and formatting;
o    Linguistic, functionality and Q&A testing;
o    Desktop publishing, graphic layout, editing and proofreading;
o    Coordination of in-country review;
o    Production of publishable materials and electronic media, including CD ROM;
o    Multimedia localization and production; and
o    Web site and on-line publishing, localization and production.

         o  Internationalization and development consulting

         o  Technical writing of documentation, including editing and evaluation

         o  In-country training, support and service centers

         o  Facilities management and resource on-site placement services

         Historically, the process of multilingual localization for the information technology market has been highly labor intensive, with much of the hands-on-work being done principally by independent translators and editors retained by us, as well as our employees. We utilize various automated translation tools to reduce the high cost associated with human translators, decrease the completion time and to enhance consistency.

         We utilize several translation software tools for extracting and storing data, for preserving formatting during the translation process, for online dictionaries, for presentation of text and use of previous translations.


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

         We consider our highly detailed project management, tracking and costing procedures to be at the heart of our specialized services. We place a strong emphasis on efficient processes, and believe that centralized project management is essential to efficiency. To better implement this policy, a project manager is assigned to each project. Thus, even when a project may have team members in many different locations, most work is coordinated centrally in our United States and European headquarters via electronic communication.

         Certain core functions such as editing, proofreading, desktop publishing and client coordination are part of central project management. In preparing work for translation into multiple languages a project editor may identify problems or issues which are relevant across the entire project. Similarly, in a multiple-language project, problems may be picked up by the translators in one or two languages that are relevant to others. We believe that central control of the process is the only way certain problems can be adequately handled, such as identification of software bugs.

         All of the independent translators utilized by us are native speaking professionals in the target language, and are required to know the subject matter of the area in which they translate. In addition, a project must have technically knowledgeable staff in the source language, preferably a specialist in that area. We provide an extensive range of communications facilities by utilizing our own internal systems integration group which maintains our Internet, extranet, intranet and e-mail systems. Files are prepared for translation by our technical staff and are distributed electronically to translators either locally or in the applicable country. Translated versions are returned to our central project management for checking and proofing and the target language versions are distributed to appropriate client locations, which may be multiple locations or a central site.

         In terms of process, we consider ourselves an extension of the clients' documentation and software development departments. All project activities are closely tracked using custom and commercial project management/tracking applications where the data is fully available to the client. Thus, the client always knows the status of the project.

         We realize that many of our customers do not possess all of the expertise needed to manage the localization process. Therefore, we expanded our service offerings to include management consulting and on-site management. Systems development and consulting services also include product planning and redesign for local markets. We understand the changes in technology, and that taking a product to a global market can be a difficult proposition. In order to offset the technical difficulties for our customers, we have taken an active role in the development and modifications of our customers' products to support local specifications and character encoding for different regions of the world. These services allow us to manage the localization and the customer to manage the product. Therefore, costs are reduced while quality is maintained.


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

WEB DEVELOPMENT

         Through our subsidiary, Planet Access, we offer our customers a comprehensive solutions-based menu of value-added products and services, from basic billboard Web development to highly complicated transactional e-commerce sites. All of Planet Access' products and services can be customized to the customer's specific requirements. The primary products and services currently provide by Planet Access include:

      o   Web design and development

          o   All levels of product management;
          o   Design and layout;
          o   Graphics design and creation;
          o   Interactive scripting and application design and development;
          o   Database design and development;
          o   Backend application design and development; and
          o   On-line publishing and production.

      o   Solution consulting

      o   Technical writing of documentation, including editing and evaluation

      o   Network design and implementation

      o   Off-site/On-site systems administration and hosting

         Planet Access employs senior, experienced professionals in each key discipline of Web design and implementation, including graphics design, HTML coding, master program architecture, Web analysis, testing, equipment platform specification, installation and hosting.
By integrating Planet Access' Web site development capabilities with our translation and localization services, we hope to create an "end to end" service to Web customers.

INTERNET-BASED, MULTI-LINGUAL SOLUTIONS

         Through our new brand, InSage, we will develop Internet-based, multi-lingual solutions for new and existing customers. We have recently engaged Temel, Inc., a marketing firm, to guide the InSage marketing effort. During the quarter ended June 30, 2000, we designed and implemented the "InSage - Language of the Internet" brand and developed the InSage Web site WWW.INSAGE.COM. We expect to commence a more aggressive marketing program in the near future and publicly launched our multi-lingual Website solution at the Internet World Tradeshow in New York City, in October, 2000.


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

         In connection with the development of the InSage multi-lingual web solution, we have:

               o Repositioned many of our employees and consultants from all three operating divisions (Planet Access Networks, Bureau of Translation Services, Inc. and Word House) to design the InSage multi-lingual web solution;

               o  Repositioned   some  Planet  Access   Netorks   employees  and
consultants to evaluate various new components and technologies which are required in multi-lingual web site solutions. These components include:

        o        Content management systems;
        o        Workflow systems;
        o        Database management systems capable of multi-lingual operation;
        o        Multi-lingual development environments and techniques;
        o        XML; and
        o        Various data extraction tools; and

               o Repositioned Planet Access Networks consultants to research and understand the resources required to consult with our new customers concerning the cross culture localization of business rules, the impact or web user interfaces across cultures and localizing marketing messages.

OUR CUSTOMERS

TRANSLATION AND LOCALIZATION

         We provide translation and localization services to a diverse range of industries and industry sectors. We focus primarily on serving information technology companies such as:

          o   Software publishers;

          o   Computer hardware manufacturers; and

          o   Computer and peripherals vendors.

         Our target markets include nearly all professional and technical industries such as financial, medical, legal, trade publications, automotive, software, technical abstracts, equipment and instrumental manuals, environmental and government.

         We believe that the key geographic markets for our services include Japan, Europe and the Americas, which use the dialects of Canadian French, Latin American Spanish and Brazilian Portuguese. Growth markets are primarily in Asia and Eastern Europe. Japanese and Dutch represent our largest languages by volume. We believe that Chinese will also become more significant in the future. Our business in Japan is primarily translation for suppliers of software applications.

         We also have a large number of information technology-based clients. Our strong relationships with these clients have generated a volume of more conventional translation work. For example, we are currently translating and localizing software messages, software dialog boxes, software help and related documentation for several of our clients. These products are localized for:

          o   Okidata Peripherals, a division of OKI America, Inc.;

          o   Bentley Systems Inc.'s CAD/CAM software;

          o   Matrox Electronic Systems Ltd.'s video and networks products

          o   Microsoft(R) Corporation's software products

          o   Project Software & Development, Inc.'s management system

         Other customers include Hewlett-Packard Company, Creative Labs Inc., Bay Networks, INSO Corporation, Automatic Data Processing, Inc., Fisher-Rosemont Systems, Minitab Inc., Caterpillar Inc., Oracle Corporation and Xerox Corporation.


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

WEB DEVELOPMENT

         Planet Access provides Web development services to a broad range of industries and sectors. Planet Access is currently focusing its marketing efforts on the following industries:

          o   Internet start-ups

          o   Pharmaceuticals

          o   Travel

         In 1998 and 1999, approximately 75% and 100% of Planet Access' revenue, respectively, came from providing Web development, information technology network infrastructure and hosting services to those industries. Planet Access' clients include:

       o        Cendent Corporation               o        Days Inn
       o        Avis                              o        Century 21
       o        Coldwell-Banker                   o        Novartis
       o        Ramada                            o        Knoll Pharmaceuticals
       o        ABN-AMRO Bank                     o        Lockheed Martin
       o        Howard Johnson                    o        Reckitt Colman

INDUSTRY AND MARKET BACKGROUND

TRANSLATION AND LOCALIZATION MARKET SIZE

         According to OVUM, Inc., a market research company and the Localization Industrial Standards Association, the translation and localization market currently approximates $20 billion annually and is expected to grow between 10-15% percent annually. In addition, OVUM forecasts a higher growth rate over the next five years as the demand for translation and localization in the information technology-related market increases.

         We believe that OVUM's estimate of $20 billion includes a substantial amount of casual translation which is unlikely to be subject to an automated solution. In addition, this estimate includes an unknown percentage of language translation performed by the in-house translation staffs of certain medium and large sized multinational companies with product offerings in various languages, including Caterpillar, Boeing, IBM, Bloomberg and XEROX.

         By adding total estimated revenues of translation firms to estimates of in-house translation activities of medium to large multi-national companies, we estimate a current market for our translation and localization solutions of approximately $5 billion.


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

TRANSLATION AND LOCALIZATION MARKET OVERVIEW

         The translation and localization industry is highly volatile. Traditionally, translation has been a production afterthought. In general, products and documentation are first completed for the home market, then companies face the painful hurdle of localization before shipping the products to their customers. As a result, translation requirements arise somewhat unpredictably and with much urgency.

         The translation and localization market breaks down into two broad categories, namely "retail" and "professional/technical." We plan to compete almost exclusively in the high volume professional/technical market.

          o RETAIL. The retail translation segment includes a variety of applications such as general business correspondence, consumer product marketing, newspapers, magazines, literary works, chat room conversations, TV shows, news programs, personal letters and the like.

          o PROFESSIONAL/TECHNICAL. The professional/technical translation market consists primarily of high volume translation items, and includes all types of business products and services as well as government publications requiring translation. Virtually all businesses which export products or services require that their products be tailored to the local target market or country. The types of businesses included in the professional/technical segment include automotive, aerospace, telecommunications, pharmaceutical, medical device, software, transportation equipment, chemicals, industrial tools, accounting standards, investment data and research reports, patents, government regulations, financial data, computers, educational materials, foods, scientific instruments and many others.

         The level of precision required of translators in the professional/technical market is significantly greater than that of the retail translation market. Not only is native fluency in both the source and target languages required, but also fluency in the topic which is the subject of the translation. Examples of professional/technical translations requiring a high degree of precision include automotive, aircraft engine repair manuals and pharmaceutical labeling.


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


KEY MARKET DRIVERS

         Today's business environment, including the supply, manufacturing, distribution and marketing functions, is becoming increasingly global. Many corporations are generating more than half of their revenues from what were only a short time ago considered "foreign" markets. Moving in tandem with the increase in globalization has been a consequent increase in the level of competition, forcing companies to speed up the time it takes to bring their products to market in order to stay competitive.

         Under the old business model, business managers divided the market into home and abroad. They first performed design and development work for the domestic market, introduced the product at home, and then targeted foreign markets and penetrated them one at a time, viewing product translation and localization efforts as annoying, albeit necessary, headaches. This is no longer a viable marketing methodology in a data-driven, global marketplace where events unfold with lightning rapidity.

         The intensity of competition in today's marketplace virtually mandates that a company must utilize simultaneous market release opportunities in order to gain, or even maintain, market share. This means that information must be enabled for global markets so that the localization process is easier to manage. Consequently, the need to localize products for foreign markets is increasing rapidly. A lack of internal resources has forced many companies to outsource their translation/localization needs, and the movement toward outsourcing is, in turn, revolutionizing the translation/localization industry .

         Translation services are evolving into global information services. We believe that the following represent the key market drivers of the global information services industry:

          o TELECOMMERCE. We believe that the information technology industry is leading the way to new distribution channels for intellectual property. Users can download software and information from the Internet. Catalog companies have offered their products online via multimedia Web sites. Service companies have started to offer their services online. Electronic banking, teletraining, helpdesk and even teletranslation services are expected to be generally accepted services within only a few years. Secure Internet payment procedures and e-cash will complete the transactions. Telecommerce will take the "middleman" out of the loop and bring products straight from the publisher or manufacturer to the end-user. This shift in the distribution model will affect many different industries, and we believe it will lead to an increase in the need for multilingual documentation and product support.



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

          o CROSS-BORDER SELLING. There was a time when "multinationals" were viewed as a group of huge Fortune 500 companies. Today, many small and medium sized companies successfully sell their products in international markets. The U.S.-based information technology companies have seen their international markets grow significantly over the last ten years and today many of them generate a substantial portion of their revenues from non-U.S. markets. Other industries are also following this trend. New distribution methods and outsourcing allow small and medium sized companies to reach non-U.S. markets without heavy up-front investments. Today, the prevailing strategy is to look to non-U.S. markets as separate and additional sources of revenue, which require the sequential phase of product localization in the production and distribution process. The tendency towards similar releases of products for home and foreign markets leads to a view of the world as one market. We believe that the ultimate requirement the global information services industry is facing is to supply a full range of language services and technology solutions to businesses that compete in this worldwide market.

          o CHANGING BUSINESS MODELS. We believe that no one single company can manage the technological innovations of its products and services, the access to global markets and at the same time keep up with the speed of today's business developments and translations without partnerships and alliances. Multinational companies have been required to develop outsourcing strategies, allowing them to focus on their core business, and utilize high quality services from truly global suppliers. Such suppliers must provide high-level project management, multiple language document management solutions, language technology integration and testing services. Independent suppliers are sometimes formed into "virtual companies" as partnerships and alliances are created to serve certain customers or certain market segments faster and more effectively. The partners or allies combine their core competencies to produce a better product for one market.

COMPETITION

TRANSLATION AND LOCALIZATION COMPETITION

         The translation and localization industry is characterized by volatility and is highly competitive. Traditionally, translation companies have competed primarily on a mixture of price and completion time, often at the expense of quality. Competition in the translation market is characterized by widely differing elements, reflecting the diverse needs of clients. At one end of the spectrum, there are small agencies with a generalist approach that offer services generally limited to translation. At the other end of the spectrum, there are a few large companies that offer machine translation software and/or turnkey services, focusing on providing industry-specific solutions.

         As translation and localization contracts become larger, we believe that large corporate information technology customers will continue to migrate to the solution-based models offered by large capacity service providers. While our competitors can currently be divided into two main subcategories, traditional translation companies and companies offering large capacity machine translation products and/or solution-based models, we believe that within a relatively short period of time, we will be competing primarily with companies in the second subcategory.


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

         Companies that perform translation as a business tend to be small firms with revenues of $300,000 to $700,000. According to Allied Business Intelligence, 1999, 95% of the over 3000 U.S.-based translation agencies have revenues of less than $1.5 million. The same fragmented market structure of thousands of small firms prevails overseas, where there are many more companies performing translations than in the United States. We believe that the key competitive factors in the market for translation services are price, delivery time and quality. Worldwide, fewer than 10 translation and localization companies have annual translation revenues of over $50 million according to Allied Business Intelligence, 1999. They include:

     o        Alpnet (NL)                        $55 million
     o        Lernout & Hauspie (BE)             $60 million
     o        Bowne Trans. Div. (US)             $65 million
     o        Lionbridge (US)                    $85 million
     o        Berlitz (US)                       $85 million

WEB DEVELOPMENT COMPETITION

         Web developments firms come in a wide variety of sizes. Small firms typically tend to develop and host small static sites where content remains constant and the main purpose for the site is visibility. Medium to large size firms with a staff that has expertise to handle the complexity of the primary components of a dynamic Web site produce most of today's e-commerce enabled sites such as CDNow, amazon.com and priceline.com. The principal independent Web development companies that exist today are the consulting arms of the largest accounting firms and global information technology integration firms such as IBM's e-commerce division. Despite all the development talent available to the firms, we believe that no company has created a single solution for the integration of Web and automated translation technologies.

TRANSLATION TECHNOLOGY

MANUAL TRANSLATIONS

         Historically, the translation process has been nearly a 100% human exercise. For precise translations to occur, the translator and editor need to not only be fluent in both the source and target languages, but, especially in the case of highly technical materials, also "fluent" in the topic which is the subject of the translation. In addition, manual translation is generally very time-intensive and costly with pricing running between $.25 and $1.00 per word.

         As such, manual  translations  have, and continue to be,  characterized by:

          o   High costs

          o   Long completion times

          o A high quality "first pass" accuracy rate that is very slow and expensive to attain


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


TRADITIONAL LINGUISTIC RULE-BASED AUTOMATED TRANSLATION SYSTEMS

         In a manual translation, the cost of the human translator accounts for 35%-80% of the total job cost. In an effort to reduce the high "human component" cost of translation, several automated translation systems have been developed over the past several decades. Unfortunately, these systems have proven largely ineffective, providing at best only a 45-65% correct "first pass" translation. This kind of "first pass" translation provides a reader with, at best, the gist of a topic, and requires that the remaining 35%-55% of the source document be translated manually, which is both time consuming and expensive, especially when large volumes of material are involved.

         In short, the use of these systems have yielded little or no productivity improvements for the industry. Their implementation has had no impact on either the input or actual translation time, although they have somewhat shortened printing times.

         Traditional automated translation applications utilize three sets of data: the input text, the translation program and permanent knowledge sources. Permanent knowledge sources contain a dictionary of words and phrases in the source language along with information about the concepts evoked by the dictionary and rules for sentence development. The methodology employed is in the form of linguistic rules for syntax and grammar, and some are algorithms governing verb conjugation, syntax adjustment, gender and number agreement and word re-ordering.

         Once the user has selected the source text and initiated the machine translation process, the program begins to match words from the input text with those stored in its dictionary. Upon finding a match, the application brings up a complete record that includes information on possible meanings of the word and its contextual relationship to other words that occur in the same sentence. The time required for the translation depends on the length of the text and the system running the software.

MATHEMATICAL AND STATISTICALLY-BASED TRANSLATION SYSTEMS AND TOOLS

         We believe that the common structural flaw of traditional translation systems has been their reliance upon software programs driven by linguistic rules. These rules have been generally developed by academic linguists to address grammar, syntax, lexical usage, context, sentence structure and the like. The primary impediment to the success of the traditional linguistic rule-based systems has been that it is virtually impossible for the system designers to include the myriad of exceptions to all the various linguistic rules in the systems, ultimately leading to consistently faulty translations.

         Recognizing the limitations inherent in linguistic rule-based translation systems, we acquired the license rights to both ESTeam's BTR systems and the Gedanken system, two automated translation systems that utilize a fundamentally different and simpler approach to the problem. This approach relies upon mathematical and statistical evaluations of dual language texts in particular topics. By statistically analyzing substantial amounts of pre-translated text in two languages, patterns of word matches, as well as phrase and sentence matches become apparent and remembered in such a way as to



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

allow the translation of newly inputted text with close to manual "first pass" translation accuracy. We believe that this is by far the most impressive productivity gain in the translation business during the past 40 years.

         Also, these new systems "learn" from post-edit corrections, which means that the next translation of each new version should be better than the last. By utilizing statistical matching and pattern recognition, so-called language rules become apparent in the translated text.

         The BTR and Gedanken systems are still being developed. We expect to commercialize the first BTR system application in the last quarter of the current fiscal year, and we believe that the first Gedanken application will be fully developed by the first quarter of the fiscal year 2001.

THE BTR SYSTEM

         The BTR system is owned by ESTeam, a development company unaffiliated with us. The BTR system is a reference-based translation system comprising large amounts of pre-translated text arranged and coded at the sentence and sub-sentence level and then broken down into a topical sub-section. This system is particularly effective for the automated translation of content in a well-defined topic.

         In April 1999, we entered into a development and license agreement with ESTeam, a Swedish corporation specializing in the development of a computer-automated language system known as the BTR system, for the customization of this system for specific market applications. The BTR system is used to perform machine translations of specific text documents in a particular domain, and is designed to accept and analyze very large amounts of data, such as words, word phrases, sentence segments and whole sentences in both source and target languages.

         We entered into an exclusive worldwide license for specific BTR system applications, chosen by us, for a period of fifteen years. The agreement provides that we:

          o   Pay royalties on sales of the use of the application

          o Pay ESTteam's development costs for perfecting each of the named applications

          o   Provide additional development funding under certain conditions

         As with other machine translation systems, the BTR system is comprised of sub-routines, or modules, which perform specific tasks. These modules interrelate via a master control program. Sub-routines include such functions as topic delineator, bilingual dictionary matches, large capacity data bases, target language verification and statistical word matches. One of the key differentiating features of the BTR system is its ability to analyze and find language matches at the sub-sentence level, namely, sentence segments and word phrase levels. This feature was positively reflected in an independent side-by-side test conducted by the European Union Commission in which BTR outperformed the world's largest selling translation memory system by a 5 to 1 margin.

         The BTR system excels in automated translation within a defined market or topic. Examples of these include financial, chemical and environmental, for which we are developing products or applications using the BTR system. With our financial support, ESTeam is the development group that will complete these products.

THE GEDANKEN SYSTEM

         The Gedanken system is owned by Gedanken Corporation, a development company unaffiliated with us. We have an exclusive worldwide license to use the system once it is developed and ready for deployment in exchange for future royalties and development funding. We have agreed to pay to Gedanken $750,000 for the development of the improved translation and localization system. The system includes a specific topic builder, general topic dictionary, quality control and alignment tools.

         Over the past two years, we have invested more than $500,000 to complete the Gedanken system and we anticipate providing additional funding during 2000. The Gedanken system addresses the added complexities of translating information from free-flowing texts of any kind. The Gedanken system is rooted in statistical analysis of large amounts of language data and is constructed of modules which perform different functions. These modules are designed to make the system a single comprehensive automated translation system.

         There are several important differentiating features of the Gedanken system, one of which is the precision english module. The system also includes a sophisticated tool which dissects sentences and bilingual dictionaries. By eliminating the bulk of the ambiguous words and phrases and substituting more accurate words, the precision english module raises the level of correct translation.

         The Gedanken System received a patent from the United States Patent Office during the quarter ended June 30, 2000. We are obligated to pay royalties on all revenues generated that use in whole or in part the patent rights and know-how. System completion is scheduled for end of the first quarter of the fiscal year 2001.

PRODUCTS AND SERVICES BASED ON THE BTR AND GEDANKEN SYSTEMS

         Faced with a very wide range of potential translation products, we have set some criteria to narrow the possibilities. Computer translation systems perform best on texts which include high repetition of known terms. These systems do not perform as well in texts with intentional ambiguity, slang, idioms and emotive terms such as those found in poetry, novels and general readership magazines.

         Possible target markets include nearly all professional, technical and industrial applications such as financial, medical, legal, trade publications, software, patents, technical abstracts, equipment and instrument manuals, environmental regulations and various other governmental regulations, aerospace, telecommunications, automotive and many others. Both systems give us the possibility to move effectively into varying market segments and meet specific language requirements within a given industry.

         The BTR systems will be focused on use within industries that require accurate translations but not as accurate as human translation. These are industries where it has been proven that existing machine translation systems do not meet the necessary requirements, and the text is primarily used for reference or as qualifying information. Currently, we are targeting financial content and will be continually expanding into additional topic areas.

         The Gedanken systems offer a broader range of usefulness for critical or technical text where the translated text needs to be clear and concise. The Gedanken systems also have marketable usage during the authoring stage of the text where extreme costs are incurred for editing and reviewing the final version of the source material.

INTERNET TECHNOLOGY

INTERNET APPLICATION DEVELOPMENT

         We acquired Planet Access, a Web development company, in May, 1999. The "fit" with our existing business is that almost every new translation application we are developing requires that the source text be in digital form for input into the translation software, processing and subsequent transportation. Depending on the particular market application, the customer may access the system remotely via private subscriber Intranet, public Internet or dedicated service lines. Virtually all of our future products including information technology, financial translations, medical device labels, etc., will offer remote-user electronic interfaces to further speed translation time, giving us an additional advantage over our competitors.

         In addition to providing us with an electronic interface option for both our existing and developmental products, our acquisition of Planet Access provides us with new opportunities in the exciting and high-margin technology field of Internet service, including Web site development and management services.

NETWORKING TECHNOLOGIES

         We can now provide custom network solutions, hosting and engineering services such as Internet design and security, dedicated high speed corporate Internet access and many other custom applications. Clients for these services include AVIS, Novartis, Lucent Technologies, Lockheed-Martin, ABN-AMRO Bank, Knoll Pharmaceutical and about 90 others.

INTERNET AND E-BUSINESS TECHNOLOGIES

         Planet Access makes us fully capable of the most sophisticated and comprehensive Internet engineering, including, among other services:

          o   Site design

          o   Security

          o   Security pass access

          o   Secured credit card transactions

          o   Secure private access

          o   Hosting

MULTILINGUAL WEB AND INTERNET TECHNOLOGIES

         We believe that the linkage of language with the Web creates a synergy of two technologies that is an absolute necessity today with the growing popularity of the Internet and Internet-based applications.

         We are currently developing automated translation management systems that interface directly with the server and the translation process. We believe that these systems will provide client cost reduction as well as solve "time to market" problems due to the labor intensive site maintenance required in order to keep a multilingual site "live."

EMPLOYEES

         We presently employ approximately 147 full-time people, comprised of 11 in management positions, 10 in administration, 7 in sales and marketing and 119 in production and engineering. We also use the services of freelance and/or independent translators and editors on an as-needed basis from a roster of approximately 450 worldwide.

         All of our translators are native-speaking professionals in the target language, and are required to know the subject matter of the area in which they translate. In addition, a project must have technically knowledgeable staff in the source language, preferably a specialist in that area.

         Even with machine translation, there is a need for qualified individuals as in-house quality-control personnel and as translators of subject areas that have not been mechanized. We expect that the available pool of qualified translators will not grow as rapidly as the growth in the translation and localization market as a whole.

FACILITIES

         We have operating facilities throughout the world. Our principal operating facilities include:

          o   Haddonfield,  New Jersey.  Size: 6,000 square feet.  Monthly rent:
              $8,300. Expiration: February, 2003.

          o   Amsterdam, The Netherlands. Size: 5,500 square feet. Monthly rent:
              $7,500. Expiration: May, 2002.

          o Lyon, France. Size: 3,000 square feet. Annual rent: $43,000. This facility is a condominium floor owned by a French subsidiary.

          o   Beijing, China. Size: 800 square feet. Annual rent: $21,000.

         In January 1999, we closed our London office and our administration facility in Westmont, New Jersey. In March 1999, we closed our Canadian office.

         Planet Access leases approximately 2,500 square feet of office and production space in Stanhope, New Jersey. The annual rent is $32,400. The lease expired on June 30, 1998. Since the expiration, Planet Access has been on a month-to-month extension. Planet Access also leases 8,500 square feet of office and production space in Flanders, New Jersey. The annual rent is $127,500, and the lease expires in July, 2004.

         We believe that all of our facilities are adequate, and we believe that adequate facilities could be located if we need to replace or expand our current facilities.

LEGAL PROCEEDINGS

         We have been sued by a stockholder who is seeking monetary damages, specific performance, equitable relief and costs in the amount of $3,000,000. We believe, along with our special counsel, that this suit is completely without merit. We will vigorously defend the lawsuit. The details of the lawsuit are as follows:

          o On September 15, 1997 we were served with a summons which was subsequently filed in the New York State Supreme Court, Kings County.

          o The summons alleged various acts of fraud associated with our reverse stock split which occurred on November 21, 1996.

          o   The plaintiff is Lee Dan Ltd., one of our shareholders.

         Based on a review of the file and discussions with us, our counsel believes that there is a substantial likelihood that we will prevail in this matter. We are not a party to any other material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

         The following sets forth certain information regarding each of our directors and executive officers.

      Name                        Age        Position
      ----                        ---        --------
      Randy G. Morris             42         President, Chief Executive
                                             Officer/Director
      Charles D. Cascio           63         Director
      John Toedtman               55         Director
      Fred LaParo                 45         Director/Chief Executive Officer of
                                             Planet Access Networks, Inc.
      Gary M. Schlosser           49         Director
      Theodora Landgren           55         Director
      Richard J. L. Herson        81         Director
      Kenneth A. Mack             56         Chief Financial Officer

         RANDY G. MORRIS, President, Chief Executive Officer and a Director. Mr. Morris joined the Company as Chief Executive Officer in December 1999. Prior to the Company, Mr. Morris served as a Senior Product Manager for Lernout & Hauspie, S.V. from April 1998 until November 1999. From 1994 to 1998, Mr. Morris was a Director of Engineering in the Advanced Technology Division of Novell, Inc. during 1993 and 1994 Mr. Morris served as an Adjunct Professor of Computer Science for Weber State University and operated as an independent consultant where he wrote and taught courses on OOA, OOD and Software Engineering Management. Mr. Morris was a Software Engineer from 1985 to 1993 working first for Unisys Corporation and finishing with Libra Corporation. From 1982 to 1985 Mr. Morris served as a Programmer for two Salt Lake City based corporations. Mr. Morris received his Bachelor of Science in Business Management from Brigham Young University in 1982.

         CHARLES D. CASCIO became a Director of the Company in May of 1996. He had previously been engaged by the Company, from its inception, as a financial consultant. From late 1992 until July 1996 he was Chairman and President of Electro-Kinetic Systems, Inc., a publicly held company. From 1990 to late 1992, Mr. Cascio was employed as a full time marketing and financial consultant to John B. Canuso, Inc., a large privately held development, building and entertainment company located in New Jersey. From 1987 to 1990, he was a full time financial and marketing consultant to Drug Screening Systems, Inc., a publicly held manufacturer of drug screening systems to detect the presence of "drugs of abuse." From 1984 to 1987, Mr. Cascio managed a wholly and family owned sporting, entertainment and recreational facility, known as the Coliseum, located in Voorhees, NJ. Mr. Cascio holds a Bachelors Degree in Economics from Iona College.

         FRED LAPARO is a Director and Chief Executive Officer of Planet Access Network, Inc. Mr. LaParo was one of the original founders of Planet Access Networks, Inc. For approximately 10 years prior to founding Planet Access Networks, Inc., Mr. LaParo was a senior officer of ATI which provided technical training to Fortune 500 companies in data handling. Mr. LaParo received his Bachelor of Fine Arts from New York University in 1980 with post-graduate studies in interactive telecommunications.

         JOHN TOEDTMAN was employed by the Company from October 1998 until September 29, 2000 and was appointed as a Director in February 1999. From 1996 to 1998 Mr. Toedtman was employed as Managing Director of Blue Stone Capital Partners, L.P., an investment banking firm. From 1990 to 1996 Mr. Toedtman was President and Director of Gen/Rx, Inc., a pharmaceutical firm; from 1980 to 1986 he was President and Director of Personal Diagnostics, Inc., a medical device company; and from 1976 to 1980 he was President and Director of Princeton Chemical Research, Inc., a process technology company; and from 1970 to 1976 he was Group Vice President of Englehard Industries, a large precious metals company. Mr. Toedtman has a B.A. in economics from Georgetown University. Mr. Toedman is currently employed by Albert Inc.

         KENNETH A. MACK became Chief Financial Officer in December 29, 1999. Prior to joining the Company, Mr. Mack was the managing partner in the firm of Metsky, Mack & Associates, CPA's. Mr. Mack currently serves on the Board of Directors of Project Acorn as well as the Special Council Commission on Revenue and Expenditure for the township of West Orange, New Jersey. He holds a Bachelor of Science Degree in Business Administration with an Accounting Major from Bryant College. He has also authored numerous articles on accounting.

         GARY M. SCHLOSSER was elected a Director in August 1996. From August 1, 1994 until May 2000, Mr. Schlosser was the President and a director of Jefferson Bank of New Jersey. In May 2000 Mr. Schlosser became Senior Vice President at Commerce Bank, N.A. From October 1989 through July 1994 he was Executive Vice President of Glendale National Bank of New Jersey and prior thereto, from July 1988, he was President of Glendale Mortgage Services Corporation, a subsidiary of Atlantic Bancorporation. Mr. Schlosser received a Bachelor of Arts degree in history and business from the University of Colorado at Denver. Mr. Schlosser is a member of the Camden County Bankers Association and the South Jersey Security Bankers Association.

         THEODORA LANDGREN currently is a Director and resides in London, England. She was the Chairperson of the Board of Directors and Chief Operating Officer of the Company from January 1996, to April 1998 and she was the Chairman and President of the Bureau of Translation Services since founding the firm in 1984 until September 2, 1997. Prior to starting the Bureau of Translation
Services she studied linguistics and computer programming at several universities including Universities of Denver and Innsbruck (Austria) and USC College of Continuing Education, as well as teaching English to non-English speaking students at the University of Stockholm, Sweden. Ms. Landgren is active in the American Translator's Association (ATA) and the Society of Technical Communication (STC).

         RICHARD J. L. HERSON is a Director and former employee of The Translation Group. Mr. Herson served as the Chief Financial Officer from July 6, 1995, until August 31, 1997. From 1945 to 1974 Mr. Herson was a general partner in the firm of Hertz, Herson and Company, CPA's with offices in New York, and Charlotte. He is currently Secretary of the Bruner Foundation, where he directs its investment portfolio. He is also secretary/treasury of Electro-Kinetic

Systems, Inc., a publicly held company. He holds a Bachelor's Degree from the City College of New York and a M.S. in Accounting from Columbia University. He has also authored numerous articles and a book on accounting. Mr. Herson retired as an employee in July 1999.

BOARD OF DIRECTORS

         All directors hold office until the next annual meeting of stockholders an the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended March 31, 2000, there were six (6) regular meetings of the Board of Directors. No current director was absent from more than 25% of the meetings. In addition, a number of actions were approved by unanimous written consent resolutions of the directors.

         The Audit Committee, consisting of Mr. Herson, held three (3) meetings during fiscal 2000, met with the Company's management and its independent auditors to review the results of the Company's 1999 audit, and recommended the selection of the Company's independent auditors for fiscal 2000.

DIRECTORS COMPENSATION

         Beginning April 1, 1999, outside directors of the Company are compensated for their services at the rate of $1,000 per meeting and receive options to acquire 5,000 shares of common stock each quarter at the average market value of the last ten days of the quarter.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid to or accrued by the Company's Chief Executive Officer, and all other executive officers who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to the Company (and its predecessors) during the fiscal years ended March 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE
==================== =========== ================= ============ ============== =====================================================
                                                                                Long Term Compensation
                                                                        ------------------------------------
                               Annual Compensation                                   Awards                          Payouts
-------------------- ----------- ---------------------------------------- ---------------------------- -----------------------------
                                                                Other       Restricted
Name and Principal                                             Annual          Stock          Stock      LTIP           All Other
Position                              Salary      Bonus        Compen-       Award(s)       Options/    Payouts     Compen-sation($)
                     Year(s)           ($)         ($)        Sation($)         ($)          SARS(#)     ($)
                     -----------  -----------  ----------- -------------   ----------- --------------  ----------   ----------------
Randy G. Morris -    2000(ii)     $ 44,387         -0-         -0-                          200,000
President and CEO    1999            N/A           N/A         N/A
                     1998            N/A           N/A         N/A
--------------------             -------------             -------------                                              -------------
Charles D. Cascio    2000         $110,877         -0-       $27,955(i)                     100,000
President and        1999         $108,058         -0-       $24,955
   CEO               1998         $106,775         -0-       $19,188
-------------------- ----------- ------------- ------------ ------------- -------------- -------------- ------------  -------------
John R. Toedtman
Chief Operating      2000         $103,861         -0-       $13,146(iv)                    100,000
Officer              1999(iii)    $ 46,154         -0-       $ 4,216
                     1998            N/A           N/A         N/A
-------------------- ----------- ------------- ------------ ------------- -------------- -------------- ------------  -------------
Fred LaParo          2000         $144,231         -0-        15,130(ix)                    244,000
CEO of Planet
Access Networks
-------------------- ----------- ------------- ------------ ------------- -------------- -------------- ------------  -------------
Jeffrey Cartwright   2000         $144,231         -0-        17,267(x)                     244,000
Vice President of
Planet Access
Networks
-------------------- ----------- ------------- ------------ ------------- -------------- -------------- ------------  -------------
Kenneth A. Mack      2000(v)      $ 32,700         -0-        $2,500(vi)                    157,500
   Chief             1999            N/A           N/A          N/A
   Financial         1998            N/A           N/A          N/A
   Officer

Theodora             2000         $133,843(vii)    -0-        $3,655(viii)                  100,000
Landgren             1999         $126,748(vii)    -0-        $5,309
   Chief             1998         $106,775         -0-        $9,000
   Operating Officer
==================== =========== ============= ============ ============= ============== ============== ============  =============


      (i) Consists of car allowance and related expenses totaling $10,608, medical reimbursement of $4,303, health insurance premiums of $5,522 and life insurance premiums of $6,655.
      (ii)   For the period from December 20, 1999 to March 31, 2000.
      (iii)  For the period October 1, 1998 to March 31, 1999.
      (iv) Consists of car allowance and related expenses totaling $5,824, health Insurance premiums of $5,522 and life insurance premiums of $1,800.
      (v)    For the period from August 29, 1999 to March 31, 2000.
      (vi)   Consists of car allowance of $2,500.
      (vii)  Consists of settlement agreement payments in lieu of salary.
      (viii) Consists of health insurance premiums of $2,655 and life insurance premiums of $1,000.
      (ix) Consists of car allowance and related expenses of $5,326, health insurance premiums of $6,125 and life insurance premium of $3,679.
      (x) Consists of car allowance of $7,463, health insurance premiums of $6,125 and life insurance premiums of $3,679.


EMPLOYMENT ARRANGEMENTS

         The Company entered into one-year employment agreement as of December 20, 1999 with its President and Chief Executive Officer, Randy G. Morris. Pursuant to the employment agreement, Mr. Morris receives a base salary of $150,000 per year. In addition, Mr. Morris received five-year options to purchase 200,000 shares of common stock exercisable at $2.00 per share which was fair market value on the date of grant, and a life insurance policy in the amount of $500,000 payable to the beneficiary of his choice. Finally, the Company agreed to reimburse Mr. Morris for the expense of relocating and agreed to make a $100,000 loan for a down payment on a house. The loan is due and payable upon the sale of his New Jersey home or employment termination, whichever occurs earlier.

         In April 2000 the Company and Charles Cascio terminated his prior employment agreement and entered into a new three-year employment agreement as a consultant to the Company's chief executive officer. The agreement, which provides for base compensation of $125,000 per year, will be extended upon the Company achieving cumulative gross financing of $4,000,000. In addition, Mr. Cascio will receive incentive compensation equal to 50% of his base compensation upon the Company meeting its operating goals, and a five-year options and warrants to purchase 200,000 shares, of which 100,000 will vest upon the Company achieving cumulative gross financing of $4,000,000, which occurred in May, 2000.

         The Company had a three-year written employment contract dated as of October 1, 1998 with John Toedtman, for an annual base salary of $100,000 during each of the three years thereof, plus annual cost of living adjustments. Mr. Toedtman was also granted options to purchase 100,000 shares of the Company's common stock. On September 29, 2000 we terminated our agreement with Mr. Toedtman, who continues to serve as a director.

         The Company has four-year written employment contracts dated as of May 1, 1999 with Fred LaParo and Jeffrey Cartwright, the President and Vice President of Planet Access Networks, Inc., respectively. Pursuant to the employment agreements, Messrs. LaParo and Cartwright receive a base salary of $150,000 plus annual cost of living adjustments.

OUTSTANDING OPTIONS; STOCK INCENTIVE PLAN

         In October of 1996, the Board of Directors and stockholders of the Company adopted a Stock Option Plan (the "Option Plan") as an incentive for, and to encourage share ownership by, the Company's officers, directors and other key employees and/or consultants and potential management of possible future acquired companies. The Option Plan provides that options to purchase a maximum of 2,500,000 shares of common stock, subject to adjustment in certain circumstances may be granted under the Option Plan. Both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified options are provided for under the Plan. The Option Plan also allows for the granting of stock appreciation rights ("SARs") in tandem with, or independently of, stock options. Any SARs granted will not be counted against the 2,500,000 share limit.

         The purpose of the Option Plan is to make options and SARS available to certain of our officers, directors and other key employees and/or consultants in order to give such individuals a greater personal interest in our success and, in the case of employees, an added incentive to continue and advance in their employment.

         The Plan is currently administered by the majority vote of a committee (the "Committee") appointed by the Board of Directors and comprised of at least two members of the Board who, in the case of the Option Plan, are not eligible to receive options, other than pursuant to a formula, it being intended that such plan shall qualify under Rule 16b-3 as promulgated pursuant to the Securities Exchange Act of 1934, as amended. The Committee designates those persons to receive grants under the Plan and determines the number of options to be granted and the price payable for the shares of Common stock thereunder. The price payable for the shares of common stock under each option is fixed by the Committee at the time of the grant, but, for incentive stock options, must be not less than 100% (110% if the person granted such option owns more than 10% of the outstanding shares of Common stock) of the fair market value of Common stock at the time the option is granted, and 85% of such price for non-qualified stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have an exclusive license agreement with Gedanken, a company controlled by Dr. Julius Cherny, for the worldwide rights to an automated machine translation system. Dr. Cherny owns a United States Patent that describes apparatus and methods for translating languages using advanced telecommunications and computer technologies. We are obligated under the agreement to pay royalties on all revenues generated that use, in whole or in part, the patent rights and know-how.

         On June 29, 1998, we entered into a five-year consulting agreement with a former officer of a foreign subsidiary which provides for an annual retainer of $20,000 plus the ability to borrow up to $50,000 a year from us which will be secured by common stock of the Company currently owned by the former officer. In exchange for the above mentioned remuneration, the consultant will provide his services to us for a minimum of one day per week throughout the term of the agreement.

         Michael Cascio, Esquire, the son of Charles Cascio, one of our directors, provided legal services to us for the fiscal years ended March 31, 2000 and 1999 valued at $44,100 and $49,000, respectively.

         Theodora Landgren entered into a settlement agreement with us dated September 18, 1998, which allows her to engage in limited consulting activities in the translation industry. Ms. Landgren is entitled to receive compensation for the license agreement entered into between the Company and ESTeam. Furthermore, under the terms of an agreement between Ms. Landgren and the Company, Ms. Landgren will be entitled to receive a finder's fee constituting 1.5% of the value of any agreement entered into between the Company and Microsoft.

         John Toedtman has purchased $100,000 of our common stock at $3.25 per share, subject to adjustment in the event there is a lower offering price during the twelve months from the date of investment.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 27, 2000 information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than 5% of the Company outstanding common stock. Also set forth in the table is the beneficial ownership of all shares of the Company's outstanding stock, as of such date, of all officers and directors, individually and as a group.

                                           COMMON STOCK             PERCENTAGE
NAME AND ADDRESS                        OWNED BENEFICIALLY(1)       OF CLASS
----------------                        ------------------          ----------
Charles D. Cascio (2) (3)                   565,000                    11.2%
30 Washington Avenue
Haddonfield, NJ  08033

Theodora Landgren (4)                       477,000                    9.8%
1901 Walnut Street, Apt. 20E
Philadelphia, PA  19103

Richard J.L. Herson (5)                     133,500                     1.4%
270 Rocky Run Road
Glen Gardner, NJ  08826

Gary M. Schlosser (6)                       100,000                     1.0%
6 Ridgeview Court
Voorhees, NJ  08043

John R. Toedtman (7)                        150,000                     1.6%
3 Gold Mine Road
Flanders, NJ  07836

Frederick LaParo (8)                        581,667                    11.8%
3 Gold Mine Road
Flanders, NJ  07836

Jeff Cartwright (8)                         581,667                    1l.8%
3 Gold Mine Road
Flanders, NJ  07836

Randy G. Morris (9)                          50,000                     1.1%
3 Gold Mine Road
Flanders, NJ  07836

Kenneth A. Mack (10)                         157,500                    3.3%
3 Gold Mine Road
Flanders, NJ  07836

Julius Cherny (11)                          300,000                     6.0%
4 Carter Lane
Monsey, NY  10952

Edouard Prisse (12)                         262,100                     5.5%
Rijksstraatweg 121B
1396 J J Baambruggle Netherlands

All Executive Officers and Directors
As a Group (13)                           3,358,434                   52.3%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations promulgated under the Exchange Act, and accordingly, may include securities owned by and for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days after the date of this prospectus pursuant to the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 4,659,265 shares of common stock outstanding as of November 27, 2000.
(2) Includes 200,000 currently exercisable warrants and 200,000 currently vested Stock options.
(3) Does not include an aggregate of 144,000 shares owned by his adult independent Children. Mr. Cascio disclaims beneficial ownership of such shares.
(4) Includes 100,000 currently exercisable warrants and 100,000 currently vested Stock options.
(5)      Includes 100,000 currently vested stock options.
(6)      Includes 100,000 currently vested stock options.
(7)      Includes 100,000 currently vested stock options.
(8) Includes 46,000 currently exercisable warrants and 244,000 currently vested Stock options.
(9)      Includes 50,000 currently vested stock options.
(10)     Includes 157,500 currently vested stock options.
(11)     Includes 300,000 currently vested stock options.
(12)     Includes 60,000 currently vested stock options.
(13) Includes 1,600,934 shares, 346,000 currently exercisable warrants, and 1,411,500 currently vested stock options owned by all executive officers and directors.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 15,000,000 shares of common stock, $.001 par value per share, of which 4,659,265 are outstanding as of the date of this prospectus.

         Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Within the limits and restrictions provided in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $.001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

         We issued 250,000 shares of convertible preferred stock at March 31, 2000. Holders of the preferred shares are entitled to receive cumulative cash dividends at the annual rate of 8% payable quarterly. The shares are convertible at any time during the five year period ending March 31, 2005, in whole or in part at a price of $4.00 per share. The preferred stock can be redeemed by the holder at face value, at the end of five years.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, our operating and financial condition and other factors deemed relevant by the Board of Directors.

ANTI-TAKEOVER PROVISIONS OF COMPANY'S CERTIFICATE OF INCORPORATION

         As described above, our Board of Directors is authorized without further stockholder action, to designate any number of series of Preferred Stock with such rights, preferences and designations as determined by the Board. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of the Preferred Stock may, therefore, be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

TRANSFER AGENT

         The transfer agent for our securities is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                            SELLING SECURITY HOLDERS

         The selling security holders identified in the following table are offering for sale 2,313,768 shares of our common stock. These shares include:

          o   1,333,768 shares of common stock.
          o 350,000 shares of common stock which may be issued upon the exercise of outstanding warrants.
          o 630,000 shares of common stock which may be issued upon the exercise of outstanding options.

         We previously issued these shares of common stock and common stock purchase warrants in private placement transactions. 1,425,434 of these shares are being offered by directors, officers or principal stockholders of the Company.

         The selling security holders may offer their shares of common stock for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

         The following table sets forth as of November 27, 2000 the number of shares being held of record or beneficially by the selling security holders and provides by footnote reference any material relationship between the Company and the selling security holder, all of which is based upon information currently available to us.

                                      Beneficial Ownership of
                                      selling security holder                          Beneficial Ownership of
                                       Prior to Offering (1)      Number of Shares     Shares After Offering (2)
Name of selling security holder      -------------------------    Offered Hereby (2)   ---------------------------
-------------------------------        Number         Percent     ------------------       Number        Percent
                                     -------------- --------------                     --------------- ------------
Frederick LaParo(3)                     581,667         11.8%             581,667                0          0

                                                                                       --------------- ------------
Jeff Cartwright(4)                      581,667         11.8%             581,667                0          0

Binh P. Nguyen(5)                       82,084            1.7%             82,084                0          0

Peter Grabowsky(6)                      59,250            1.3%             59,250                0          0

Edouard Prisse                          262,100         5.5%              262,100                0          0

Frank A. Abruzzese                       7,500            *                 7,500                0          0

Eric I. Blanchno                        18,750            *                18,750                0          0

Donaldson, Lufkin & Jenrette            93,750            2.0%             93,750                0          0
Securities Corp. Custodian FBO
Frank J. Campbell, III
IRA

Deed of Trust of                        33,750            *                33,760                0          0
FJ Campbell Settlor
Dtd 12/30/96, C.Crochiere, K.Lynam
& J.Meyers Co-TTEES

Frank J. Campbell III and Richard       33,750            *                33,750                0          0
A. Hansen TTEES Trust U/W Jane D.
Campbell

Scott & Stringfellow, Inc.              18,750            *                18,750                0          0
FBO Victor M. Dandridge, III IRA

Victor M. Dandridge, III                18,750            *                18,750                0          0

Amir L. Ecker                           30,000            *                30,000                0          0

Ecker Family Limited Partnership        30,000            *                30,000                0          0

Donaldson Lufkin Jenrette               22,500            *                22,500                0          0
Securities Corp. Custodian FBO
Amir L. Ecker IRA

Penelope S. Hansen                      28,500            *                28,500                0          0

John E. Heppe, Jr.                      15,000            *                15,000                0          0

Donaldson Lufkin Jenrette               15,000            *                15,000                0          0
Securities Corp. Custodian FBO
John E. Heppe, Jr. IRA



Pennsylvania Merchant Group 401(K)       3,750            *                 3,750                0          0
Plan FBO
Phyllis D. Kalista

Losty Capital Management                75,000            1.6%             75,000                0          0

Estate of James Losty                   37,500            *                37,500                0          0

Pennsylvania Merchant Group             12,000            *                12,000                0          0
401(k) Plan
FBO David Parke

Leonide Prince                          18,750            *                18,750                0          0

Peter S. Rawlings                       37,500            *                37,500                0          0

Pennsylvania Merchant Group              9,000            *                 9,000                0          0
401(k) Plan
FBO Charles Robins

Donaldson Lufkin Jenrette               15,000            *                15,000                0          0
Securities Corp.
Custodian FBO Leonid L.
Roytman  IRA

R. Scudder Smith and Helen Smith        45,000            *                45,000                0          0
JTTEN

Donaldson Lufkin Jenrette               18,750            *                18,750                0          0
Securities Corp. Custodian
FBO R. Scott Williams IRA

A. Morris Williams, Jr.                 90,000            1.9%             90,000                0          0

Carolyn Wittenbraker                    12,500            *                12,500                0          0

Kathryn Wittenbraker                     3,125            *                 3,125                0          0

Richard E. Wittenbraker                  3,125            *                 3,125                0          0


TOTAL:                               2,313,768


------------------------
* Represents less than 1% of the outstanding shares of common stock
(1) Applicable percentage of ownership is based on 4,659,265 shares of common stock outstanding as of November 27, 2000, plus any common stock equivalents held by such holder.
(2) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.
(3) Mr. LaParo is a Director and Chief Executive Officer of Planet Access Network, Inc.
(4)      Mr. Cartwright is the Vice President of Planet Access Network, Inc.
(5)      Mr. Nguyen is currently our Chief Technology Officer.
(6)      Mr. Grabowsky is currently our Web Director.

         Under agreements with the selling security holders, we will pay all offering expenses except the fees and expenses of any counsel and other advisors that the selling security holders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION

         The selling security holders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the OTC Electronic Bulletin Board, any exchange upon which our shares may trade in the future, over-the-counter, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

          o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer for its account pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o   through options, swaps or derivatives;

          o   in privately negotiated transactions;

          o   in transactions to cover short sales;

          o   through a combination of any such methods of sale; or

          o in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling security holders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

         The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling security holder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

         We will not receive any proceeds from the sale of the shares. We will pay the expenses of preparing this prospectus and the related registration statement. The selling security holders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M there under.

                                  LEGAL MATTERS

         Certain legal matters, including the validity of the shares of common stock being sold, will be passed upon for us by Buchanan Ingersoll Professional Corporation, Eleven Penn Center, 1835 Market Street, 14th Floor, Philadelphia, PA 19103.

                                     EXPERTS

         The consolidated financial statements of The Translation Group, Ltd. as of March 31, 2000 and for the year then ended and as of March 31, 1999 and for the year then ended, included in this prospectus, have been audited by Wiss & Company, LLP independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion). The financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed a Registration Statement on Form SB-2 with the SEC. This prospectus, which forms a part of that Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the shares of common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto.

         Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the Registration Statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Registration Statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                           ----
Consolidated Financial Statements for the Years Ended March 31, 2000 and 1999


Report of Wiss & Company, Independent Auditors..............................................................F-1

Consolidated balance sheet as of March 31, 2000.............................................................F-2

Consolidated statements of operations for the years ended March 31, 2000 and 1999...........................F-3

Consolidated statements of stockholders' equity for the years ended March31, 2000 and 1999..................F-4

Consolidated statements of comprehensive operations for the years ended March 31, 2000 and 1999.............F-5

Consolidated statements of cash flows for the years ended March 31, 2000 and 1999...........................F-6

Notes to consolidated financial statements..................................................................F-7 to F-19



UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE QUARTER ENDED SEPTEMBER 30, 2000


Consolidated balance sheet as of September 30, 2000.........................................................F-20

Consolidated  statements of operations for the three months ended  September 30,
2000 and 1999 and the six months ended September 30, 2000 and 1999..........................................F-21

Consolidated  statements of comprehensive  operations for the three months ended September
30, 2000 and 1999 and the six months ended September 30, 2000 and 1999......................................F-22

Consolidated statements of cash flows for the six months ended September 30, 2000 and 1999..................F-23

Notes to consolidated financial statements..................................................................F-24




                                       I

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
The Translation Group, Ltd.

We have audited the accompanying consolidated balance sheet of The Translation Group, Ltd. and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, comprehensive operations, stockholders' equity and cash flows for each of the years in the period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all materials respects, the consolidated financial position of The Translation Group, Ltd. and subsidiaries as of March 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the two years ended March 31, 2000, in conformity with generally accepted accounting principles.



                                                             WISS & COMPANY, LLP


Livingston, New Jersey
June 26, 2000

                           THE TRANSLATION GROUP, LTD.
                                and Subsidiaries
                           Consolidated Balance Sheet
                                 March 31, 2000

 ASSETS
 Current assets:
   Cash and cash equivalents                                                        $ 1,700,080
   Accounts receivable, net of allowance for doubtful accounts of $27,000             2,429,155
   Work in process                                                                      319,823
   Loans and receivables from officers                                                   87,740
   Other current assets                                                                 235,622
                                                                                  -------------
 Total current assets                                                                 4,772,420

 Property and equipment, net of accumulated depreciation and
   amortization of $1,359,497                                                         2,666,185

 Excess of purchase price over fair value of net assets acquired, net of
   accumulated amortization of $509,964                                               3,937,586
 Loans and receivables from officers                                                    414,980
 Other assets                                                                           141,452
                                                                                  -------------

 TOTAL ASSETS                                                                      $ 11,932,623
                                                                                  =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                                $    626,750
   Notes payable                                                                          4,268
   Current maturities of long-term obligations                                           80,748
   Obligations under capital leases                                                       4,200
   Accrued liabilities                                                                  274,803
   Deferred income                                                                      492,196
   Deferred income taxes                                                                189,000
                                                                                  -------------
 TOTAL LIABILITIES                                                                    1,671,965

 Commitments and contingencies

 Preferred  stock  redeemable  at the  option of  purchasers,  $.001 par  value,
   1,000,000 authorized, 250,000 shares issued and outstanding, less
   subscriptions receivable of $500,000                                                 493,622

 Stockholders' equity:
   Common stock, $.001 par value, 15,000,000 shares authorized, 3,787,902
      shares outstanding, and 3,795,902 shares issued and to be issued                    3,796
   Additional paid-in capital                                                        11,473,011
   Retained earnings (deficit)                                                       (1,655,434)
   Common stock in treasury, 8,000 shares                                               (68,032)
   Accumulated other comprehensive income                                                13,695
                                                                                  --------------
 Total stockholders' equity                                                           9,767,036
                                                                                  --------------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 11,932,623
                                                                                  =============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                                                         MARCH 31,        MARCH 31,
                                                                                           2000             1999
                                                                                           ----             ----
 Revenue                                                                               $   13,346,774   $   5,987,002
 Cost of revenue                                                                            8,714,821       4,832,359
                                                                                       --------------   --------------

 Gross profit                                                                               4,631,953       1,154,643

 Cost and expenses:
   Selling, general and administration                                                      2,724,005       1,864,721
   Research and development                                                                                   147,320
   Special projects and other costs                                                                           979,357
   Corporate administration                                                                 1,243,594         736,184
   Amortization of excess of purchase price over
    fair value of net assets acquired                                                         340,417          96,884
                                                                                              -------          ------
 Total                                                                                      4,308,016       3,824,466
                                                                                            ---------       ---------
 Income (loss) before other income (expense)                                                  323,937      (2,669,823)

 Other income (expense):
   Interest income                                                                             47,111         185,212
   Interest expense                                                                           (75,907)        (45,461)
   Amortization of compensatory warrants and finance charges (1)(2)                          (315,987)
   Foreign currency gains (losses)                                                                815         (14,774)
                                                                                                  ---         --------
                                                                                             (343,968)        124,977

 (Loss) income before provision for income taxes                                              (20,031)     (2,544,846)

 Provision (benefit) for income taxes                                                         168,378        (396,160)
                                                                                              -------        ---------
 Net (loss) income                                                                         $ (188,409)   $ (2,148,686)
                                                                                           ===========   =============


 Net (loss) income per common share outstanding (basic and diluted)                          $ (0.06)         $ (0.94)
                                                                                             ========         ========
 Weighted average shares outstanding                                                       2,965,805        2,278,340
                                                                                           =========        =========

[FN]
 (1) Includes $266,136 of amortization of deferred stock based interest expense
 (2) Includes $49,851 of amortization of deferred stock based public relations expense

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                                             UNEARNED                       ACCUMILATED
                                                                  ADDITIONAL PORTION OF                      OTHER         TOTAL
                                                    COMMON COMMON  PAID-IN COMPENSATORY RETAINED TREASURY COMPREHENSIVESTOCKHOLDERS'
                                                     SHARES  STOCK   CAPITAL   WARRANTS    EARNINGS   STOCK   INCOME      EQUITY
BALANCE AT MARCH 31, 1998                         2,278,340  $2,278  $6,051,985  $(225,000)  $ 681,661  $ -    $ 9,769   $6,520,693

  Amortization of unearned compensation                                            180,000                                  180,000

  Purchase of treasury stock, 8,000 shares                                                            (68,032)              (68,032)

  Foreign currency translation adjustment                                                                       12,157       12,157

  Net loss                                                -       -           -          -  (2,148,686)    -         -   (2,148,686)
                                                         --      --          --         --  -----------   --        --   -----------

BALANCE AT MARCH 31, 1999                         2,278,340   2,278   6,051,985    (45,000) (1,467,025)(68,032) 21,926    4,496,132

  Warrants issued in connection with financing
   arrangements and consulting agreement                                264,000   (264,000)

  Amortization of unearned compensation                                            309,000                                  309,000

  Shares issued in satisfaction of debt              25,000      25      74,975                                              75,000

  Adjustment of shares for acquisition of
    Word House                                      (35,000)    (35)   (209,965)                                           (210,000)

  Shares issued in connection with private
    placements                                      550,000     550   1,000,753                                           1,001,303

  Shares issued and issuable and warrants
    issued in connection with the acquisition
    of Planet Access Networks, Inc.                 634,668     635   2,813,494                                           2,814,129

  Shares issued with the exercise of warrants       342,894     343   1,477,769                                           1,478,112

  Foreign currency translation adjustment                                                                       (8,231)      (8,231)

  Net loss                                                -        -           -      -    (188,409)        -        -     (188,409)
                                                         --       --          --     --    ---------       --       --     ---------

BALANCE AT MARCH 31, 2000                        3,795,902  $ 3,796 $11,473,011    $ - ($1,655,434)  $(68,032) $ 13,695  $ 9,767,036
                                                 =========  ======= ===========   ==== ============  ========= ========= ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999



                                                  MARCH 31,         MARCH 31,
                                                   2000              1999
                                                   ----              ----

 Net loss                                       $ (188,409)     $ (2,148,686)

 Other comprehensive income (loss):
   Currency translation adjustment                  (8,231)           12,157
                                                -----------     ------------

 Comprehensive loss                             $ (196,640)     $ (2,136,529)
                                                ===========     =============



          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           THE TRANSLATION GROUP, LTD.
                                and Subsidiaries
                      Consolidated Statements of Cash Flow
                   For the years ended March 31, 2000 and 1999

                                                                                              MARCH 31,           MARCH 31,
                                                                                                2000                1999
                                                                                                ----                ----
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss                                                                                   $ (188,409)         $ (2,148,686)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                                                              451,169               325,382
     Amortization of excess purchase price over fair value of net assets acquired               340,417               130,882
     Amortization of compensatory warrants                                                      309,657               180,000
     Foreign currency translation adjustment                                                     (8,231)               12,157
     Deferred income taxes                                                                       78,700              (218,172)
     Settlement agreement, net of payments                                                                            270,251
  Changes in operating assets and liabilities:
     Accounts receivable                                                                       (824,315)              326,779
     Work in process                                                                             70,957               346,917
     Other current assets                                                                       116,715              (205,962)
     Other assets                                                                               (44,143)              (22,261)
     Accounts payable                                                                            72,119               108,828
     Accrued liabilities and deferred income                                                    (93,365)               (3,034)
     Accrued income taxes                                                                             -               (31,954)
                                                                                      ------------------  --------------------

Net cash provided by (used in) operating activities                                             281,271              (928,873)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Purchase of subsidiary, net of cash acquired                                                 (895,567)
  Purchase of property and equipment                                                         (1,725,049)             (404,851)
  Investment in certificate of deposit                                                          106,540                (6,540)
  Loans and advances to officers                                                               (522,148)              (12,000)
  Investment in US Government obligations                                                            -              2,000,000
                                                                                      ------------------  --------------------

Net cash provided by (used for) investing activities                                         (3,036,224)            1,576,609

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock                                                  1,001,303
  Net proceeds from exercise of common stock warrants                                         1,478,112
  Net proceeds from notes payable                                                               475,000                46,672
  Financing costs                                                                                (6,378)
  Payments on long-term obligations                                                            (388,974)              (95,477)
                                                                                               ---------              --------

Net cash provided by (used in) financing activities                                           2,559,063               (48,805)

Net change in cash and cash equivalents                                                        (195,890)              598,931

Cash and cash equivalents, beginning of year                                                  1,895,970             1,297,039
                                                                                      ------------------  --------------------

Cash and cash equivalents, end of year                                                     $ 1,700,080           $ 1,895,970
                                                                                      ==================  ====================

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  ACTIVITIES:   Acquisition  of
  subsidiary on May 1, 1999:
     Fair value of assets acquired (other than cash)                                       $ 4,469,510
     Liabilities assumed                                                                       759,814
                                                                                               -------
                                                                                             3,709,696
     Less: common stock issued in connection with the acquisition                           (2,814,129)
                                                                                            -----------
     Net cash paid for acquisition                                                           $ 895,567
                                                                                             =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION: Cash paid during the year for:
     Interest                                                                          $       75,907      $       45,461
                                                                                      ==================  ====================
     Income taxes                                                                      $          500      $          359
                                                                                      ==================  ====================

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                  THE TRANSLATION GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

The Translation Group, Ltd. and Subsidiaries (TTGL or the Company) translates and localizes documents and software into various languages. Services are provided to many industries with a concentration in information technology companies. The Company has launched a research program directed toward the development of computer-based translation systems. The basic business model is to accelerate technical developments together with product marketing and sales.

 TTGL was incorporated in the State of Delaware on July 6, 1995, and under the terms of an agreement and plan of reorganization, acquired 100% of the issued and outstanding shares of the Bureau of Translation Services, Inc. (BTS) on January 17, 1996. BTS was incorporated in 1984 in the State of Pennsylvania. On December 2, 1996, the Company completed its initial public offering (IPO) and sold 705,000 shares of its common stock at a price of $6.00 per share and 1,840,000 warrants at a price of $.20 per warrant. The net proceeds amounted to approximately $3.5 million.

In February 1997, the Company obtained an exclusive worldwide license and rights to use and sell know-how, apparatus, and methods pertaining to tools and systems developments based on a patent application by the Gedanken Corporation ("Gedanken"). Gedanken has been granted a United States Patent that describes apparatus and methods for translating words, phrases, and sentences from a source language to other target languages using advanced telecommunications and computer technologies. The original agreement has been modified as described in
Note 4.

Effective June 30, 1997, and as later amended, TTGL acquired all the issued and outstanding common stock of the companies that comprise the Word House Group (Word House) in exchange for 185,000 of its common shares, later adjusted to 150,000 common shares, and 200,000 additional common shares contingent on future earnings levels, of which 100,000 shares were issuable as of March 31, 2000.

On April 15, 1999, the Company entered into a development and license agreement with ESTEAM AB (EST), a corporation organized under the laws of Sweden. EST is a software-development company specializing in the development of a computer-automated language translation system, known as the "BTR System," that tailors such system to specific applications. The BTR System, when applied to appropriate hardware, automatically performs language translations without any human intervention. TTGL has received an exclusive worldwide license for four identified applications and for four additional applications for a period of fifteen years. For royalties, development costs, and other information, see Note 11.

As of May 1, 1999, the Company acquired all the issued and outstanding shares of Planet Access Networks, Inc. (Planet) for 416,668 shares of its common stock and cash in the amount of $900,000. In order to complete the transaction, the Company issued warrants to purchase 100,000 shares of its common stock on December 15, 1999, and 218,000 shares of its common stock on March 8, 2000. Planet is a digital communications solutions provider. Planet provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement digital communications solutions. Planet primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEARS

The Company's reporting year ends March 31. For purposes of reporting, fiscal year ended March 31, 2000 will also be referred to as the 2000 fiscal year; fiscal year ended March 31, 1999 will also be referred to as the 1999 fiscal year; and any reference to fiscal year ended March 31, 1998 will also be referred to as the 1998 fiscal year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of TTGL, BTS, Word House, and Planet. Planet's accounts are included from the date of its
acquisition  on  May  1,  1999.  All  significant   inter-company  accounts  and
transactions have been eliminated. Accordingly, the consolidated financial statements for the year ended March 31, 2000 and 1999 reflect the results of activities of all of these companies.

The Company has accounted for its acquisition of the Word House Companies under the purchase method of accounting, wherein the purchase price is allocated to the assets and liabilities as of the acquisition date based on estimated respective fair values. The excess of purchase price over fair values of net assets acquired is being amortized over fifteen years. Stockholders' equity as of March 31, 2000 includes issuable shares (see Note 11).

The Company has accounted for its acquisition of Planet Access Networks under the purchase method of accounting, where in the purchase price is allocated to the assets and liabilities as of the acquisition date based on estimated respective fair values. The excess of purchase price over fair value of net assets acquire is being amortized over ten years.

REVENUE RECOGNITION

Revenue  is  accounted  for  under  the  percentage  of  completion   method  of
accounting, whereby sales and costs are recognized as work on contracts progresses. Changes in estimates for revenue, costs and profits are recognized in the period in which they are determinable. Work in progress represents the excess of revenue recognized for financial reporting purposes over amounts contractually permitted to be billed to customers. Deferred revenue represents excess of amounts billed over revenue recognized for financial reporting purposes. Invoices are rendered based upon terms of the contract.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Systems acquisitions and specialized tools, together with related software, are expensed while in development until technological feasibility has been established.

CAPITALIZED COMPUTER SOFTWARE COSTS

AcSEC SOP98-1 requires companies to capitalize and amortize certain costs associated with developing software for internal use. There are three stages: the preliminary project stage; the application development stage; and the post-implementation/operation stage. After the preliminary project stage is completed and management has committed to funding a probable successful software project, such costs should be capitalized. Once the software is placed into service, the capitalized cost should be amortized over the period of expected benefit in a systematic and rational manner.

SFAS No. 2, together with FASB No. 86, accounting for research and development (R&D) costs, require that companies expense R & D until the research and development project has reached technological feasibility. The Company believes that these releases apply to its development of machine-translation computer systems and that such technological feasibility was achieved as at August 1, 1998. Accordingly, all expenditures to that point have been expensed as research and development and capitalized after that date (see Note 4). In this regard, the Company expensed $149,000 in fiscal 1999 and capitalized $1,199,027 and $180,000 for the years ended March 31, 2000 and 1999, respectively.

FOREIGN CURRENCY TRANSLATION

Statement of operations amounts have been translated using the average exchange rates in effect for each period. Gains and losses from foreign exchange transactions have been included in the Statements of Operations. Balance sheet amounts have been translated using exchange rates in effect at the balance sheet dates and the translation adjustment has been included in the foreign currency translation adjustment, as accumulated other comprehensive income.

EARNINGS PER COMMON SHARE

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (EPS) which requires dual presentation of basic and diluted EPS for all entities with complex capital structures on a retroactive basis. Basic (loss) per share is computed based upon the weighted average number of common shares outstanding during each year, shares contingently issuable under the Word House acquisition as described in Note 1, have been included. Diluted EPS gives effect to outstanding warrants and options using the treasury stock method. For fiscal 2000 and fiscal 1999, options and warrants were considered anti-dilutive and were excluded from the calculation of diluted EPS.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid debt instruments when purchased with a maturity of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

Financial instruments include cash and equivalents, accounts receivable, other assets, loan receivable, notes and accounts payable, accrued expenses, deferred income, and long-term debt. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

CONCENTRATION OF CREDIT RISK

 Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and unsecured trade receivables. The Company maintains its cash balances in financial institutions some of which are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances at March 31, 2000 totaled approximately $1,396,000.

The Company grants unsecured credit to virtually all of its customers, with one individual customer comprising a concentrated risk (see Note 3 and 12).
Management believes that credit risk associated with accounts receivable is limited due to the Company's long standing relationships with the majority of its customers.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost net of depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the assets in place. Amortization of leasehold improvements is provided over the shorter of the lease term or the estimated useful life of the asset. Capitalized software included in property and equipment will be amortized when placed in service.

STOCK OPTIONS

The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which requires pro-forma disclosure of net income as if the SFAS No. 123 fair-value method had been applied. The Company measures and recognizes compensation costs under the provisions of Accounting Princples Board Opinion No. 25, "Accounting for Stock Issued to Employees" (by SFAS No.
123) which permits that when the exercised price of the Company's employee stock option equals or is more than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

MARKETING AND ADVERTISING

Marketing and advertising costs are expensed as incurred. Such expenses approximated $54,600 and $223,000 for the years ended March 31, 2000 and 1999, respectively.

INCOME TAXES

The Company accounts for its income taxes using the liability method which measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The asset arising from the net operating loss carry forwards was fully reserved since the realization of the benefits is uncertain.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain of the Company's subsidiaries were previously a part of a consolidated group in the Netherlands. Such subsidiaries may be jointly and severally liable for any tax assessments resulting from the group. Management estimates that no provision for such contingency is necessary. Actual results could differ from these estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has implemented: SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income and its components in financial statements; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way public business enterprises report information about operating segments in annual and interim financial statements. The Company considers that it operates in two industry segments and is reporting segment data in accordance with markets.

FACTORS AFFECTING FUTURE OPERATING RESULTS
The Annual Report to Stockholders contains forward-looking statements. To date, the Company has not completed the commercialization of products or services based on its technological approaches, and there can be no assurance that the approaches will enable the Company to commercially exploit such technology. In addition, the Company faces competition from other companies, many of which are larger and better financed.

Other factors may affect the Company's future operations, including the ability to attract and retain qualified management, to exploit current marketing efforts, and to compete successfully in the market.

NOTE 3-SIGNIFICANT CUSTOMERS

For the year ended March 31, 2000, one customer accounted for 50% of revenues, in comparison to two customers that represented 20% and 11% of revenues for the year ended March 31, 1999.

The Company has experienced concentration of credit risk with regard to its accounts receivable as of March 31, 2000. One customer represented approximately 69% of the total accounts receivable (see Note 12).

NOTE 4-RESEARCH AND DEVELOPMENT

The Company expensed approximately $147,000 for the development of a machine-translation system during the year ended March 31, 1999. The goal for the design of machine tools, or systems, is to enhance the translation/localization (production) process. The Company considers that technological feasibility was achieved as at August 1, 1998, and subsequent payments to the Gedanken Corporation, in the amount of $324,591 and $180,000 were capitalized for the years ended March 31, 2000 and 1999, respectively.

In February 1997, the Company obtained an exclusive worldwide license and rights to use and sell know-how, apparatus, and methods pertaining to tools and systems developments based on a patent application by Gedanken. By assignment from Dr. Julius Cherny, Gedanken applied for a United States Patent that describes apparatus and methods for translating words, phrases, and sentences from a source language to other target languages using advanced telecommunications and computer technologies. The Company is obligated to pay royalties on all revenues generated that use in whole or part the patent rights and know-how. The Company has the right to stop funding at specified times or accomplishment periods. The Company has agreed to pay Gedanken $750,000 for a translation/ localization system (that includes a specific topic builder, general topic dictionary, quality control, and alignment tools) at the rate of $20,000 a month through December 15, 1998, and at the rate of $40,000 a month thereafter; the original arrangement of $20,000 per month has been verbally extended through September 30, 2000.

Under the 1997 license agreement, the Company also has the option from Gedanken for the rights to the development of a Real Time Voice Translation System based on providing the necessary funding estimated at $4,000,000.

Dr. Cherny resigned his positions as the president of BTS and a director of the Company in November, 1998. Since that time, he has devoted full time to research and development on behalf of the Company. Dr. Cherny remains president and principal shareholder of Gedanken.

On April 15, 1999, the Company entered into a development and license agreement with ESTEAM AB (EST), a corporation organized under the laws of Sweden. EST is a software-development company specializing in the development of a computer-automated language translation system, known as the "BTR System," that tailors such system to specific applications. The BTR System, its modifications, improvements, and adaptations, are used to perform translations of specific text documents in a particular domain. The BTR System, when applied to appropriate hardware, automatically performs language translations without any human intervention. The computer software utilized in the BTR System may be "off-the-shelf" or proprietary, that is, created for a specific purpose and not commercially available. TTGL has received an exclusive worldwide license for four identified applications and for four additional applications for a period of fifteen years, with an option, under certain conditions and considerations, to extend the agreement for an additional three years.

In consideration of the worldwide license, TTGL has agreed: to pay royalties on sales of any application; to pay EST a minimum of $50,000 per month towards EST's operating expenses for two years; and will provide certain development funding in addition to the $50,000 minimum. During the year ended March 31, 2000, payments in the amount of $874,436 were capitalized by the Company.

In addition, TTGL will grant stock options to four employees of EST, aggregating 102,000 shares of its common stock at a price of $3.50 per share, when certain levels of sales are reached. Such options are subject to the provisions of TTGL's 1995 Stock Option Plan and will vest with the grantees based upon the achievement of revenues by TTGL from the development work of EST.

NOTE 5-PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                  MARCH 31, 2000  AVERAGE USEFUL
                                                                    LIFE(Years)
Equipment (includes $520,000 pledged as
           collateral for bank notes payable)         $1,582,306         5
Software                                                 481,130         5
Equipment and software under license                   1,540,701         5
Office condominium                                       245,182        20
Furniture & fixtures                                     111,986         5
Vehicles                                                  23,269         3
Leasehold improvements                                    41,108         5
                                                      ----------
Total                                                  4,025,682
Less: accumulated depreciation and amortization        1,359,497
                                                       ---------
Net property and equipment                            $2,666,185
                                                      ==========



For the years ended March 31, 2000 and 1999, depreciation and amortization expenses were $420,461 and $258,880, respectively.


NOTE 6-RELATED PARTY TRANSACTIONS

Due from the Company's chief executive officer (CEO) is a loan of $31,000. This represents the first installment of a $100,000 interest free loan in connection with his relocation. The loan is due and payable upon the sale of his New Jersey home or employment termination, whichever occurs earlier.

Due from the Company's former chief executive officer (CEO) is a loan of $170,220 (which includes accrued interest at the rate of 6% per annum) that is collateralized by 20,000 of such individual's shares of the Company's common stock.

Due from the chief executive officer (CEO) of Planet is a loan of $150,000 dated March 31, 2000 at an interest rate of 6% per annum.

Due from a vice president of Planet is a loan of $150,000 dated March 31, 2000 at an interest rate of 6% per annum.

In April, 1998, the Company settled the outstanding employment contract and loan account with its former chairperson and chief operating officer for approximately $360,000 (which includes legal fees) and the return of 8,000 shares of its common stock. It was deemed that $275,000 of the settlement was a period expense and the balance a deferred consulting fee.

The Company has retained a former officer and son of the Company's CEO as outside legal counsel; fees were $44,100 in fiscal 2000 and $49,000 in fiscal 1999. A former officer and a current director received $26,851 in fiscal 1999.

Gedanken, a company controlled by Dr. Julius Cherny, was paid $240,000 by the Company during both fiscal 2000 and fiscal 1999 for the computer translation system that Gedanken is developing (see Note 4 relative to the accounting for such payments).

NOTE 7-DEBT

Word House has a bank net overdraft facility of up to $150,000, which is collateralized by cash, accounts receivable, and equipment. The bank has also issued a letter of credit for the account of Word House in the amount of $50,000 as a security deposit.

NOTE 8-INCOME TAXES

As of March 31, 2000 and 1999 other current assets include approximately $22,000 and $112,000 respectively of claims for income taxes paid in prior periods as a result of carry back of operating losses.

The provision (benefits) for taxes on earnings for the years ended March 31, consist of:

                                       2000                  1999
                                       ----                  ----

          Current
               Federal                 $     -           $(112,000)
               State                         -                  -
               Foreign                       -                  -
                                        -------           --------
                                             -            (112,000)
                                        =======          =========
          Deferred
               Federal                   36,000           (224,000)
               State                    133,000                  -
               Foreign                        -            (60,000)
                                       --------           --------
                                       $169,000          $(396,000)

The provision for income taxes is different from that which would be obtained by applying the statutory Federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

                                                          2000           1999
                                                          ----           ----

  Tax expense (benefit) at U.S. statutory rate         $(100,000)     $(865,000)
  Non-deductible expenses:
       Amortization of goodwill                          116,000         33,000
       Amortization of stock based expenses              107,000
       Other                                              10,000         29,000
  State income taxes net of federal  benefit              88,000
  Change in valuation allowance for:
       Use of prior year net operating loss             (233,000)
       Unavailibility of foreign loss for carryback      181,000         75,000
       Unavailibility of U.S. net operating loss
                                   for carryback               -        332,000
                                                       ---------      ---------
                                                       $ 169,000      $(396,000)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, are as follows:
                                                            2000          1999
                                                            ----          ----

 Deferred tax assets:
      Net operating tax loss carry forward               $(388,000)   $(366,000)
      Less:  valuation allowance                                 -      100,000

 Deferred tax liability:
      Difference in basis of assets due to use of the
                  cash method for income tax purposes      463,000      266,000
      State deferred tax net of federal benefit            114,000         -
                                                          ---------    --------
                                                         $ 189,000     $   -
                                                         ==========    ========

Net operating loss carry-forwards:

The Company has US Federal and State operating loss carry forwards and deferred tax assets of approximately $900,000 that expire over the ensuing period of twenty years.

The Company has foreign net operating loss carry-forwards of approximately $473,000 that expire as follows:

             Year Ending
               MARCH 31,                                AMOUNT
               ---------                                ------
                  2001                                $ 10,000
                  2003                                  67,000
                  2004                                 226,000
                                                       -------
                                                       303,000
           Net operating losses that do not expire     170,000
                                                       -------
           Total                                      $473,000
                                                      ========

The deferred tax asset of approximately $600,000 has been offset by a 100% valuation allowance because of the uncertainty of its realization.

NOTE 9-PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock and has issued 250,000 shares of convertible preferred stock at March 31, 2000. Holders of the preferred shares are entitled to receive cumulative cash dividends at the annual rate of 8% payable quarterly. The shares are convertible at any time during the five year period ending March 31, 2005, in whole or in part at a price of $4.00 per share. The preferred stock can be redeemed by the holder at face value, at the end of five years.


NOTE 10-STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

In October 1996, the Company adopted a Stock Option Plan (the "Plan") that provides for a maximum of 2,500,000 shares of common stock to be issued in connection with such plan. The Plan was amended at the annual meeting of stockholders on September 28, 1999. The price payable for the shares of common stock under incentive stock options must be not less that 100% of the fair market value at the time the option is granted (and 110% if the person granted such option owns more than 10% of the outstanding shares of the common stock). Additionally, under the Plan, participants may be granted stock appreciation rights (SAR). SARs consist of rights to receive either cash or shares of common stock equal to the amount by which the value of such shares of common stock on the date the SAR is exercised exceeds the per share option price. No SARs have been granted. Options granted under this Plan expire ten years from date of grant, for non-affiliated persons and five years for a 10% owner.

The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or is more than the market price of the underlying stock on the date of grant, no compensation expense is recognized. The alternative fair value accounting is disclosed only for pro forma purposes as provided for under SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the use of option valuation models. Options granted to non-employees are valued at their fair value at the date of grant.

The following is a schedule of the status of options granted under the Company's stock option plan:

                                                                Weighted Average
                                                                 Exercise Price
                                               OPTIONS             PER SHARE

    Outstanding at March 31,1996                  -0-
        Granted                                  700,000              $6.17
                                               ---------              -----

    Outstanding at March 31, 1997                700,000               6.17
        Granted                                  599,000               4.75
        Exercised                                 (2,000)              6.00
        Cancelled                               (100,000)              6.00
                                               ----------              ----

    Outstanding at March 31, 1998              1,197,000              $5.47
                                               ----------             -----

        Granted                                  495,000               4.99
        Cancelled                               (263,000)              5.75
                                                ---------              ----

    Outstanding at March 31, 1999              1,429,000              $5.25
                                               ---------              -----

        Granted                                1,627,500               3.15
        Cancelled                               (599,500)              4.69
                                                --------               ----

    Outstanding at March 31, 2000              2,457,000              $4.00
                                               =========              =====




Exercisable at March 31, 2000                    403,750              $5.41
                                                 =======              =====
Exercisable at March 31, 1999                    852,300              $5.37
                                                 =======              =====
Exercisable at March 31, 1998                    409,200              $5.12
                                                 =======              =====

As of March 31, 2000, the Company has 41,000 options available to grant under the Plan.

As of March 31, 2000 for each of the following classes of options as determined by the range of exercise price, the following information regarding weighted-average exercise prices and weighted-average remaining contractual lives of each class is as follows:

                                        Weighted Average          Number of       Weighted Average
  Number           Weighted Average     Remaining Contract Life   Options         Exercise Price of
  Of               Exercise Price Of    of Outstanding Options    Currently       Options Currently
  OPTIONS          Options              (YEARS)                   Exercisable     Exercisable
 --------          -----------------    -----------------------   ------------    -----------------
  125,000           $2.22               9.67
   15,000            2.25               9.44
  397,500            2.31               8.45
    5,000            2.54               9.71
   10,000            2.75               9.53
  607,500            3.00               9.52
   10,000            4.00               8.75                          2,500           $4.00
  100,000            4.06               4.25
  420,000            4.50               7.95                        155,000            4.50
  335,000            5.00               9.32                         62,500            5.00
  222,000            6.00               3.21                         81,250            6.00
  210,000            6.60               6.78                        102,500            6.60
  -------          ------               ----                        -------            ----
2,457,000           $4.00               8.03                        403,750           $5.41
=========           =====               ====                        =======           =====


The pro forma information regarding net (loss) and (loss) per share as required by SFAS No. 123, has been determined as if the Company had been accounting for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                        MARCH 31,
                                               2000     ---------       1999
                                               ----                     ----

Range of risk free interest rates           6.10% - 6.30%          6.10% - 6.30%
Dividend yield                              0%                     0%
Volatility factor                           158%                   64%
Expected life of options (in years)         8                      8


The weighted average fair value of options granted was $2.57 for the year ended March 31, 2000 and $4.91 for the year ended March 31, 1999. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, for traded shares, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. For purposes of pro forma disclosures, the estimated fair value of the options granted in fiscals 2000 and 1999 is amortized to expense over the options' average vesting period. The Company's pro forma information follows:

                                                     YEAR ENDED MARCH 31
                                                 2000                  1999
                                                 ----                  ----

          Pro forma loss                    $(2,649,411)            $(3,063,591)
                                            ============            ============

          Pro forma loss per share          $ (.89)                 $  (1.35)
                                            ========                =========


The pro forma disclosures presented above for fiscals 2000 and 1999, respectively, reflect compensation expense only for options granted in fiscals 2000 and 1999. These amounts may not necessarily be indicative of the pro forma effect of SFAS No. 123 for future periods in which options may be granted.

WARRANTS

Pursuant to its Initial Public Offering ("IPO") in December 1996, the Company sold 1,840,000 warrants. There were also 300,000 warrants outstanding to shareholders given in consideration of their give-back of common shares to the Company in connection with the IPO. Each warrant entitled the registered shareholder to purchase one share of common stock at an exercise price of $6.20 per share for a period of three years beginning December 1996. There is a current registration statement in effect covering the exercise of these warrants.

The Company also granted the underwriters, of its IPO, rights to purchase 60,000 shares of the Company's common stock at an exercise price of $7.80 per share and 160,000 warrants at an exercise price of $.26 per warrant and in turn, an exercise price for the stock of $7.80 per share, the former of which expires on December 2, 2001, and the later of which expired on December 2, 1999. In connection with the Company's earlier private placement, additional stock warrants were issued to purchase 40,000 shares of the Company's common stock at a price of $1.50 per share that expires on January 17, 2001.

During the year ended March 31, 2000, the Company issued 598,250 warrants, with exercise prices ranging from $2.00 to $6.00 that expire over the next 5 years valued at $315,987 for financing arrangements and a consulting agreement. The Company also issued 100,000 warrants at an exercise price of $2.39 on December 15, 1999 in connection with the purchase of Planet Access Networks, Inc.

During the year ended March 31,1998, the Company issued 20,000 warrants valued at $40,000 for consulting fees and also gave an option to a consultant for three years and an additional three years by mutual consent for 100,000 warrants at the then market price of $.80 per warrant and a price of $4.50 per common share. The term of the warrant overlays the option period. The Company valued the warrants at $225,000 and services are to be provided from April 1, 1998 to June 30, 1999; the costs are being amortized over the period of fifteen months during which the services were to be performed.

Effective December 2, 1999, the Company extended the warrants until July 2, 2000, with a concomitant reduction in the exercise price to $5.12 and again extended the warrants, effective July 2, 2000 to December 31, 2000. The current exercise price is $4.35 per warrant.


     Outstanding warrants consist of the following:

          Issued in connection with the Initial
          Public Offering                                       2,140,000
                                                                ---------
               Balance at March 31, 1997                        2,140,000
                  Granted                                          20,000
                  Exercised                                       (13,340)
                                                                ---------
               Balance at March 31, 1998                        2,146,660
                                                                ---------
               Balance at March 31, 1999                        2,146,660
                                                                ---------
                  Granted
                  Exercised                                      (292,600)
                                                                ----------
            Balance at March 31, 2000                           1,854,060
                                                                =========

The above outstanding warrants do not include the warrants described above relating to the Company's underwriters' options to acquire 260,000 warrants and for the option to acquire 100,000 warrants issued to the consultant.

NOTE 11-COMMITMENTS AND CONTINGENCIES

(A) Employment Contracts

The Company has employment contracts with its chief executive officer, former chief executive officer, its chief operating officer, and the president and vice president of one of its subsidiaries that expire December 2000, April 2003, September 2001and April 2003. Aggregate remaining compensation and benefits under such contracts approximate $1,508,000.

(B) Rent

The Company has operating leases for its production facilities and office space. Aggregate minimum future annual rental payments are as follows:

                     Year Ending
                      MARCH 31,                    TOTAL
                      --------                     -----


                        2001                    $   452,000
                        2002                        388,674
                        2003                        291,915
                        2004                        195,564
                        2005                         65,188
                                                 ----------
                       Total                     $1,393,341
                                                 ==========


Rent expenses from fiscal years 2000 and 1999 were $324,908 and $196,707 respectively.

(C) Other matters and Litigation

The Company has been sued by a stockholder who is seeking monetary damages, specific performance, equitable relief and costs in the amount of $3,000,000. The Company and its counsel believe that there is a substantial likeliness that the defendants will prevail in this matter.

NOTE 12-ACQUISITIONS AND RECENT AGREEMENTS

ACQUISITION OF PLANET ACCESS NETWORKS, INC.

As of May 1, 1999, the Company acquired all the issued and outstanding shares of Planet for 634,668 shares of its common stock and cash in the amount of $900,000. The transaction has been accounted for as a purchase. The excess of the estimated fair value of common shares, over the underlying fair values of the net assets acquired, together with the costs of the transaction have been recorded as excess of purchase price over fair value of net assets acquired (Excess), and is being amortized over a 10 year period.

The purchase price was recorded as follows:

            Current assets                                           $  817,501
            Property and equipment (net)                                353,878
            Excess of cost over fair value of assets acquired         3,366,053
                                                                      ---------
                     Total assets                                     4,537,432
            Liabilities                                                (759,814)
                                                                     -----------
                     Total cost of acquisition                       $3,777,618
                                                                     ==========

   Stock issued - 634,668 shares                                     $3,689,829
   Acquisition costs                                                     87,789
                                                                        -------
   Purchase price                                                    $3,777,618
                                                                     ==========

The condensed unaudited pro forma information of the Company for the years ended March 31, 2000 and 1999 are presented as if the acquisition had occurred on April 1, 1998 and 1999. The pro forma information is not necessarily indicative of the results that would be recorded had the acquisition occurred on these dates, nor is it indicative of the Company's future results:

                                                           PRO FORMA
                                                       YEAR ENDED MARCH 31,
                                                     2000               1999

              Revenue                            $13,874,289         $8,986,203
              Net loss                              (190,363)        (1,903,957)
              Loss per share                            (.06)              (.65)
              Weighted average shares              2,965,805          2,913,008


BRANDWISE, LLC AGREEMENT

On June 29, 2000, Planet Access Networks, Inc. and Brandwise, LLC (Brandwise) executed an agreement to satisfy the outstanding accounts receivable balance due Planet from Brandwise in the amount of $1,042,349 as of March 31, 2000. The agreement called for a cash payment of $32,000 which was received on June 29, 2000. Additionally, the agreement called for the title transfer of equipment and software from Brandwise to Planet. The equipment and software was valued in excess of the receivable and was owned by Brandwise, but was already in the possession of Planet.

SEASIDE PARTNERS, L.P. AGREEMENT

On May 29, 2000, the Company sold 909,091 shares of its common stock for $2.75 per share for a total of $2,500,000 through a private placement with Seaside Partners, L.P. The $2,500,000 consideration given to the Company by Seaside
Partners, L.P was $300,000 in cash, a $500,000 promissory note due in 90 days with interest at the rate of 8% per annum and 433,783 shares of common stock of Sedona Corp. with a fair market value of at least $1,700,000 on the date thereof. The agreement provides for an adjustment to the fair market value of the Sedona Corp. common stock should it not equal the $1,700,000. The Company would liquidate the said shares in open market transactions in a commercially reasonable fashion. To the extent that the proceeds from the sale exceed $1,700,000, the Company will promptly remit the excess proceeds to Seaside Partners, L.P. To the extent that the proceeds are less than $1,700,000, the investor will promptly remit the difference to the Company.

NOTE 13-SEGMENT OPERATIONS

The following summarizes information about the Company's business segments. Translation/localization is in Japanese, Chinese, and other languages of the Asian rim, as well as European languages and Canadian French. The sales of BTS originate in the United States to domestic and foreign customers. The sales of Word House originate in Europe and are almost entirely in Dutch, French and other European languages.

Financial information that can be classified by the segments of the Company is as follows (stated in thousands):

                                                             2000        1999
                                                             ----        ----
         Translation/localization (United States):
                  Revenue                                  $1,348       $3,115
                  Intercompany revenue                          -            -
                  Interest income                               1            6
                  Interest expense                             (3)         (11)
                  Intercompany interest

                  Depreciation and amortization                144         132
                  Provision for income taxes                     1        (339)
                  Total assets                                 589       1,195

         Translation/localization (Europe):
                  Revenue                                  $3,096       $3,029
                  Intercompany revenue                        (92)        (158)
                  Interest income                                           20
                  Interest expense                            (51)         (52)
                  Intercompany interest                       (31)         (18)
                  Depreciation and amortization                93          117
                  Provision for income taxes                               (57)
                  Total assets                              1,051        1,234

         Internet and web-site development:
                  Revenue                                  $9,006
                  Intercompany revenue                        (11)
                  Interest income                               1
                  Interest expense                             (1)
                  Depreciation and amortization               193
                  Provision for income taxes                  168
                  Total assets                              3,440

         Parent:
                  Revenue                                  $1,283       $  540
                  Intercompany revenue                     (1,283)        (540)
                  Interest income                              76          177
                  Intercompany interest                        31           18
                  Interest expense                            (53)
                  Depreciation and amortization               316           93
                  Provision for income taxes
                  Total assets                              6,853        3,707

NOTE 13- NEW PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and hedging activities" (FAS 133). FAS 133 is effective for fiscal quarters of fiscal years begining after June 15, 2000. FAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires, among other things, that all derivatives be recognized as either assets or liabilities in the statement of financial position and that those instruments be measured at fair value. The Company does not expect the implementation of this pronouncement to have a material effect on its consolidated financial statements.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      SEPTEMBER 30, 2000 AND MARCH 31, 2000

                                                                                September 30,     March 31,
                                                                                    2000            2000
                                                                                    ----            ----
 ASSETS
 Current assets:
   Cash and cash equivalents                                                    $   884,088     $ 1,700,080
   Accounts receivable, net of allowance for doubtful accounts
    of $27,000                                                                      956,230       2,429,155
   Work in process                                                                  227,598         319,823
   Loans and receivables from officers                                               56,740          87,740
   Other current assets                                                             577,743         235,622
                                                                                    -------         -------

 Total current assets                                                             2,702,399       4,772,420

 Property, equipment and software, net of accumulated depreciation and
   amortization of $1,834,017 and $1,359,497, respectively                        4,939,769       2,666,185

  Excess of purchase price over fair value of net assets acquired, net of
   accumulated amortization of $710,454 and $509,964, respectively                3,737,096       3,937,586
  Loans and receivables from officers                                               486,610         414,980
  Other assets                                                                      160,583         141,452
                                                                                    -------         -------

 TOTAL ASSETS                                                                   $12,026,457     $11,932,623
                                                                                ===========     ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                             $   535,052     $   626,750
   Notes payable                                                                    272,810           4,268
   Current maturities of long-term obligations                                       30,900          80,748
   Obligations under capital leases                                                       -           4,200
   Accrued liabilities                                                              454,511         274,803
   Deferred income                                                                  299,544         492,196
   Deferred income taxes                                                            189,000         189,000
                                                                                    -------         -------

 TOTAL LIABILITIES                                                                1,781,817       1,671,965

 Commitments and contingencies

 Preferred stock  redeemable at the option of the  purchasers,  $.001 par value,
   1,000,000 authorized, 250,000 shares issued and outstanding, less
   subscriptions receivable of $500,000 at March 31, 2000                           459,747         493,622

 Stockholders' equity:
   Common stock, $.001 par value,  15,000,000 shares  authorized,  4,736,265 and
   3,787,902 shares outstanding, respectively, and 4,744,265 and
   3,795,902 shares issued and to be issued, respectively                             4,744           3,796
   Additional paid-in capital                                                    14,058,581      11,473,011
   Retained earnings (deficit)                                                   (4,223,825)     (1,655,434)
   Common stock in treasury, 8,000 shares                                           (68,032)        (68,032)
   Accumulated other comprehensive income                                            13,425          13,695
                                                                                    -------          ------

 Total stockholders' equity                                                       9,784,893       9,767,036
                                                                                  ---------       ---------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $12,026,457     $11,932,623
                                                                                ===========     ===========


          See accompanying notes to consolidated financial statements.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (unaudited)
        AND THE SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (unaudited)

                                                                        3 months         3 months        6 months       6 months
                                                                       September 30,    September 30,   September 30,  September 30,
                                                                           2000             1999           2000            1999
                                                                           ----             ----           ----            ----
 Revenue                                                                $ 1,639,085     $ 3,996,754     $ 3,616,490     $ 5,872,531
 Cost of revenue                                                          1,717,011       2,694,587       3,571,275       3,991,773
                                                                        -----------     -----------     -----------     -----------

 Gross profit                                                               (77,926)      1,302,167          45,215       1,880,758

 Cost and expenses:
   Selling, general and administration                                      829,811         655,349       1,620,682       1,233,428
   Research and development                                                       -          39,513               -          79,493
   Corporate administration                                                 501,181         299,363         870,708         639,572
   Amortization of excess of purchase price over fair value of
    net assets acquired                                                     100,245          94,373         200,490         163,827
                                                                        -----------     -----------     -----------     -----------
 Total                                                                    1,431,237       1,088,598       2,691,880       2,116,320
                                                                        -----------     -----------     -----------     -----------

 (Loss) income before other income (expense)                             (1,509,163)        213,569      (2,646,665)       (235,562)

 Other income (expense):
   Interest income                                                           37,291          19,708          51,361          45,656
   Interest expense                                                          (4,310)        (30,738)        (21,603)        (58,214)
   Foreign currency gains (losses)                                              985          (2,647)              -          (1,059)
                                                                        -----------     -----------     -----------     -----------
                                                                             33,966         (13,677)         29,758         (13,617)
                                                                        -----------     -----------     -----------     -----------

 (Loss) income before provision for income taxes                         (1,475,197)        199,892      (2,616,907)       (249,179)

 Provision for income taxes                                                 (68,078)         71,936         (88,516)         91,091
                                                                        -----------     -----------     -----------     -----------

 Net (loss) income                                                      $(1,407,119)    $   127,956     $(2,528,391)    $  (340,270)
                                                                        ============    ===========     ============    ============




 Net (loss) income per common share outstanding (basic and diluted)     $     (0.30)    $      0.05     $     (0.55)     $    (0.13)
                                                                        ============    ===========     ============     ===========

 Weighted average shares outstanding                                      4,742,060       2,772,660       4,556,600       2,649,412
                                                                          =========       =========     ===========      ===========


          See accompanying notes to consolidated financial statements.

                          THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (unaudited)
        AND THE SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (unaudited)

                                                           3 months          3 months           6months            6months
                                                           September         September          September          September
                                                             2000              1999               2000               1999
                                                             ----              ----               ----               ----
 Net (loss) income                                      $(1,407,119)       $    127,956       $(2,528,391)       $ (340,270)

 Other comprehensive income (loss)
   Currency translation adjustment                           92,750              26,288              (270)          (13,875)
                                                        ------------       ------------       ------------       -----------

 Comprehensive income (loss)                            $(1,314,369)       $    154,244       $(2,528,661)       $ (354,145)
                                                        ============       ============       ============       ===========




          See accompanying notes to consolidated financial statements.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                                        September 30,  September 30,
                                                                                             2000          1999
                                                                                             ----          ----
Cash flows provided by (used in) operating activities:
  Net (loss) income                                                                     $(2,528,391)   $  (340,270)
  Adjustments to reconcile net (loss) income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                                            319,010       206,660
    Amortization of excess purchase price over fair value of net assets acquired             200,490       163,827
    Amortization of discount on acquisition note payable                                                    26,300
    Amortization of compensatory warrants                                                                   45,000
    Foreign currency translation adjustment                                                     (270)      (13,875)
  Changes in operating assets and liabilities:
    Accounts receivable                                                                      430,576      (268,090)
    Work in process                                                                           92,225       112,062
    Other current assets                                                                    (342,121)      (86,357)
    Other assets                                                                             (19,131)     (123,081)
    Accounts payable                                                                         (91,698)      458,236
    Accrued liabilities and deferred income                                                  (12,944)     (111,081)
    Deferred income taxes                                                                                  (31,000)
    Accrued income taxes                                                                           -        58,155
                                                                                        ------------   -----------

Net cash provided by (used in) operating activities                                       (1,952,254)       96,486

Cash flows provided by (used in) investing activities:
  Purchase of property, equipment and software                                            (1,550,246)     (689,178)
  Acquisition costs, net of cash purchased of $67,922                                                       47,607
  Investment in certificate of deposit                                                                     106,540
  Loans and advances to officers                                                             (40,630)       11,072
                                                                                        ------------   -----------

Net cash provided by (used for) investing activities                                      (1,590,876)     (523,959)

Cash flows provided by (used in) financing activities:
  Net proceeds from issuance of common stock                                               2,552,644      1,100,000
  Net proceeds from notes payable                                                            268,542
  Payments on long-term obligations                                                          (54,048)      (53,501)
  Payment of acquisition note payable                                                                     (900,000)
  Net payments on notes payable                                                                           (250,753)
  Preferred dividends declared                                                               (40,000)            -
                                                                                        ------------   ------------

Net cash provided by (used in) financing activities                                        2,727,138      (104,254)
                                                                                        ------------   ------------

Net increase (decrease) in cash and cash equivalents                                        (815,992)     (531,727)

Cash and cash equivalents, beginning of period                                             1,700,080     1,895,970
                                                                                        ------------   -----------

Cash and cash equivalents, end of period                                                $    884,088   $ 1,364,243
                                                                                        ============   ===========

Non-Cash Investing Activities:
  Additions of property and equipment were acquired through the exchange of an accounts receivable of $1,042,349.

Non-Cash Finance Activities:
  The Company issued 337,293 shares of common stock at $2.75 per share in exchange for a note receivable of $500,000 and securities investment of $427,555.

Supplemental disclosure of cash flow information: Cash paid during the year for:
     Interest                                                                            $    21,603   $    58,214
                                                                                         ===========   ===========
     Income taxes                                                                        $     1,000   $       500
                                                                                         ===========   ===========



See accompanying notes to consolidated financial statements.

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 30, 2000 (unaudited)

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of The Translation Group, Ltd., Bureau of Translation Services, Inc., Word House and Planet Access Networks, Inc. (from the date of acquisition on May 1, 1999). These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended March 31, 2001.

Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with rules and regulations of the Securities and Exchange Commission. The financial statements in this report should be read in conjunction with the financial statements and notes thereto included in the Form 10-KSB of The Translation Group, Ltd. (the "Company").

The condensed consolidated statements of operations for the six month period ended September 30, 1999 includes the operations of Planet for the period from May 1, 1999 to September 30, 1999. Had the Company acquired Planet as of April 1, 1999, the net loss and earnings per share would have been $(217,453) and $(.08) for the six months ended September 30, 1999. Reference is made to the consolidated financial statements and footnotes thereto included in the Company's Annual Report for the year ended March 31, 2000, Form 10-KSB.

NOTE B - EARNINGS PER SHARE

For the purpose of computing earnings per share, average shares outstanding during the three months ended September 30, 2000 and 1999 was 4,742,060 and 2,772,660 respectively. Average shares outstanding during the six months ended September 30, 2000 and 1999 was 4,556,600 and 2,649,412, respectively. In addition, there are outstanding common stock options of 2,457,000 shares at an average price of approximately $4.00 per share and 2,652,310 warrants to purchase common stock of the Company at an average price of approximately $4.35 per share. The computations of earnings per share reflecting the exercise of these options and warrants are antidilutive.

NOTE C - CAPITAL RESOURCES

On May 8, 2000, the Company sold 909,091 shares of its common stock for $2.75 per share for a total of $2,500,000 through a private placement with Seaside Partners, L.P. The $2,500,000 consideration given to the Company by Seaside Partners, L.P. was $300,000 in cash, a $500,000 promissory note due in 90 days with interest at the rate of 8% per annum and 433,783 shares of common stock of Sedona Corp., which together with a payment from Seaside Partners,L.P.,were liquidated to provide $1,700,000. The Company verbally extended the due date of the promissory note for the short term.

NOTE D COMMITMENTS AND CONTINGENCIES

The Company has been sued by a stockholder who is seeking monetary damages, specific performance, equitable relief and costs in the amount of $3,000,000. The Company and its Counsel believe that there is a substantial likeliness that the defendants will prevail in this matter. A settlement offer that is a fraction of the original claim, has been received and the Company is reviewing it.

            2,313,768 Shares


                 [LOGO]



       THE TRANSLATION GROUP, LTD.

              Common Stock








           -------------------

           P R O S P E C T U S
           -------------------






                __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation and Bylaws reflect the adoption of the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "GCL"), which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. If the GCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, the Certificate of Incorporation provides that the liability of the director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL. The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employer or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the GCL. The determination of whether indemnification is proper under the circumstances, unless made by the Court, shall be determined by the Board of Directors.

         Reference is made to Item 28 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Act").

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the preparation and filing of this Registration Statement.

          SEC Registration Fee..............................          $   716.00
                                                                      ----------
          Printing and Engraving............................          $ 1,000.00
                                                                      ----------
          Accountants' Fees and Expenses....................          $ 5,000.00
          Legal Fees and Expenses...........................          $30,000.00
                                                                      ----------
          Other Offering Expenses...........................          $ 1,000.00
                                                                      ----------

          Total.............................................          $37,716.00
                                                                      ==========

                     RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

         During the fiscal year ended March 31, 1998, the Company issued 25,000 shares of Common Stock at a purchase price of $150,000 pursuant to a consulting agreement, warrants to purchase 40,000 shares of Common Stock at an exercise price of $1.00 per share pursuant to a public relations agreement and options to purchase 225,000 shares of Common Stock at an exercise price of $1.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In May 1999, the Company issued 25,000 shares of Common Stock at a purchase price of $3.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In connection with the purchase by the Company of Planet Access Networks, Inc. as of May 26, 1999, the Company issued 416,668 shares of Common Stock. Upon amendment of the purchase agreement, the Company issued an additional 218,000 shares of Common Stock, warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.39 per share, options to purchase 370,000 shares of Common Stock at an exercise price of $3.00 per share and options to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         In July 1999, the Company issued 50,000 shares of Common Stock at a purchase price of $2.00 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In October 1999, the Company issued warrants to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share and warrants to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In November 1999, the Company completed the private placement of $500,000 of notes and warrants to purchase 250,000 shares of Common Stock at an exercise price of $3.00 per share. In connection with the private placement, the Company also issued warrants to purchase 25,000 shares of Common Stock at $3.00 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         On May 8, 2000 the Company issued 900,091 shares of Common Stock at a purchase price of $2.75 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

                                    EXHIBITS

THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REPORT:


EXHIBIT NO.    DESCRIPTION                                      METHOD OF FILING
-----------    -----------                                      ----------------

  2.1 Stock Purchase Agreement between the Stockholders of Planet (4) Access Networks, Inc., Planet Access Networks, Inc. and the Company, as amended dated April 27, 1999 (the "PAN Stock Purchase Agreement")

  2.2          Amendment  dated September 2, 1999 to the PAN Stock Purchase  (5)
               Agreement

  2.3          Amendment   dated  March  8,  2000  to  PAN  Stock  Purchase  (5)
               Agreement

  3.1          Restated Certificate of Incorporation of the Company          (1)

  3.2          By-laws of the Company                                        (1)

  3.3          Certificate of Designation for Series A Preferred Stock       (5)

  4.1          Specimen common stock Certificate                             (2)

  4.2          Specimen Warrant Certificate                                  (2)

  4.4          Revised Form of Warrant Agreement                             (3)

  10.1 Lease Agreement between Bureau of Translation Services, Inc. (1) and J.C.G. Partnership dated January 18, 1995

  10.2 Employment Agreement between the Company and Charles D. (5) Cascio dated as of April 10, 2000

  10.3 Employment Agreement between the Company and Randy G. Morris (5) dated as of December 20, 1999

  10.4         The Translation Group, Ltd. 1995 Stock Option Plan            (4)

  10.9         Employment   Agreement   between  the  Company  and  Jeffrey  (4)
               Cartwright dated May 18, 1999

  10.10 Employment Agreement between the Company and Frederick (4) LaParo dated May 18, 1999

  10.11 Employment Agreement between the Company and John Toedtman (4) dated October 1, 1998

  10.12 Stock Pledge Agreement between the Company and various (4) former stockholders of Planet Access Network, Inc. dated
               May 18, 1999

  10.13 License Agreement between the Company and ESTeam AB dated (8) April 15, 1999*

-------------------------
* Subject to confidential treatment request pursuant to Rule 24b-2 of the Exchange Act of 1934.
(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 dated July 25, 1996 (Registration No. 333-8857) (the "Form SB-2").
(2)   Incorporated by reference to Amendment No. 2 to the Company's Form SB-2.
(3)   Incorporated by reference to Amendment No. 3 to the Company's Form SB-2.
(4) Incorporated by reference to the Company's annual report on Form 10-KSB for the year ended March 31, 1999 ("1999 10-KSB").
(5) Incorporated by reference to the Company's annual report on Form 10-KSB for the year ended March 31, 2000.

                                  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         2. For the purpose of determining liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Haddonfield, New Jersey on December 4, 2000.

                                            THE TRANSLATION GROUP, LTD.

                                            By:   /s/ Randy G. Morris
                                               ---------------------------------
                                                Randy G. Morris, President

                                            By:  /s/ Kenneth A. Mack
                                               ---------------------------------
                                                Kennneth A. Mack, Acting Chief
                                                Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                    TITLE                              DATE
---------                    -----                              ----

/s/ Randy G. Morris          President, Chief Executive         December 4, 2000
--------------------------   Officer, and Director
Randy G. Morris

/s/ Charles D. Cascio        Director                           December 4, 2000
--------------------------
Charles D. Cascio

/s/ Theodora Landgren        Director                           December 4, 2000
--------------------------
Theodora Landgren

/s/ Richard J.L.Herson       Director                           December 4, 2000
--------------------------
Richard J.L. Herson

/s/ Gary M. Schlosser        Director                           December 4, 2000
--------------------------
Gary M. Schlosser

/s/ John Toedtman            Director                           December 4, 2000
--------------------------
John Toedtman

/s/ Frederick LaParo         Director                           December 4, 2000
--------------------------
Frederick LaParo

                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION                                      METHOD OF FILING
-----------    -----------                                      ----------------

  2.1 Stock Purchase Agreement between the Stockholders of Planet (4) Access Networks, Inc., Planet Access Networks, Inc. and the Company, as amended dated April 27, 1999 (the "PAN Stock Purchase Agreement")

  2.2          Amendment  dated September 2, 1999 to the PAN Stock Purchase  (5)
               Agreement

  2.3          Amendment   dated  March  8,  2000  to  PAN  Stock  Purchase  (5)
               Agreement

  3.1          Restated Certificate of Incorporation of the Company          (1)

  3.2          By-laws of the Company                                        (1)

  3.3          Certificate of Designation for Series A Preferred Stock       (5)

  4.1          Specimen common stock Certificate                             (2)

  4.2          Specimen Warrant Certificate                                  (2)

  4.4          Revised Form of Warrant Agreement                             (3)

  10.1 Lease Agreement between Bureau of Translation Services, Inc. (1) and J.C.G. Partnership dated January 18, 1995

  10.2 Employment Agreement between the Company and Charles D. (5) Cascio dated as of April 10, 2000

  10.3 Employment Agreement between the Company and Randy G. Morris (5) dated as of December 20, 1999

  10.4         The Translation Group, Ltd. 1995 Stock Option Plan            (4)

  10.9         Employment   Agreement   between  the  Company  and  Jeffrey  (4)
               Cartwright dated May 18, 1999

  10.10 Employment Agreement between the Company and Frederick (4) LaParo dated May 18, 1999

  10.11 Employment Agreement between the Company and John Toedtman (4) dated October 1, 1998

  10.12 Stock Pledge Agreement between the Company and various (4) former stockholders of Planet Access Network, Inc. dated May
               18, 1999

  10.13 License Agreement between the Company and ESTeam AB dated (8) April 15, 1999*

-------------------------
* Subject to confidential treatment request pursuant to Rule 24b-2 of the Exchange Act of 1934.
(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 dated July 25, 1996 (Registration No. 333-8857) (the "Form SB-2").
(2)   Incorporated by reference to Amendment No. 2 to the Company's Form SB-2.
(3)   Incorporated by reference to Amendment No. 3 to the Company's Form SB-2.
(4) Incorporated by reference to the Company's annual report on Form 10-KSB for the year ended March 31, 1999 ("1999 10-KSB").
(5) Incorporated by reference to the Company's annual report on Form 10-KSB for the year ended March 31, 2000.